Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PRIVE PARENT, INC.,

PRIVE MERGER SUB, INC.

and

BOWMAN CONSULTING GROUP LTD.

Dated as of August 10, 2026

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3.19	Labor Matters	40
3.20	Permits	41
3.21	Compliance with Laws	41
3.22	Anti-Corruption	41
3.23	Government Contracts and Bids	41
3.24	Environmental Matters	41
3.25	Legal Proceedings; Orders	42
3.26	Insurance	42
3.27	Related Person Transactions	42
3.28	Brokers	42
3.29	Fairness Opinion	42
3.30	No Other Representations or Warranties	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		43

4.1	Organization; Good Standing	43
4.2	Power; Enforceability	43
4.3	Non-Contravention	44
4.4	Requisite Governmental Approvals	44
4.5	Legal Proceedings; Orders	44
4.6	Ownership of Company Securities	45
4.7	Brokers	45
4.8	Operations of the Merger Sub	45
4.9	No Parent Vote or Approval Required	45
4.10	Stockholder and Management Arrangements	45
4.11	Guarantee	46
4.12	Financing	46
4.13	Solvency	48
4.14	Parent and Merger Sub Information	49
4.15	National Security Matters	49
4.16	Exclusivity of Representations and Warranties	49

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		51

5.1	Affirmative Obligations	51
5.2	Forbearance Covenants	51
5.3	Go-Shop; No Solicitation	54

ARTICLE VI ADDITIONAL COVENANTS		60

6.1	Required Action and Forbearance; Efforts	60
6.2	Filings	60
6.3	Preparation of Proxy Statement and Other Required SEC Filings	63
6.4	Company Stockholders Meeting	64
6.5	Anti-Takeover Laws	65
6.6	Access	65
6.7	Section 16(b) Exemption	67

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6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	67
6.9	Employee Matters	69
6.10	Obligations of Merger Sub	70
6.11	Public Statements and Disclosure	71
6.12	Transaction Litigation	71
6.13	Stock Exchange Delisting; Deregistration	72
6.14	No Control of the Other Party’s Business	72
6.15	Repaid Indebtedness; Convertible Notes	72
6.16	Financing Obligations	73
6.17	Financing Cooperation	77
6.18	FIRPTA Certificate	81

ARTICLE VII CONDITIONS TO THE MERGER		81

7.1	Conditions to Each Party’s Obligations to Effect the Merger	81
7.2	Conditions to the Obligations of the Buyer Parties	82
7.3	Conditions to the Obligations of the Company to Effect the Merger	83

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		83

8.1	Termination	83
8.2	Manner and Notice of Termination; Effect of Termination	85
8.3	Fees and Expenses	86
8.4	Liability of Financing Sources	89

ARTICLE IX GENERAL PROVISIONS		90

9.1	Survival of Representations, Warranties and Covenants	90
9.2	Notices	90
9.3	Amendment	91
9.4	Extension; Waiver	91
9.5	Assignment	92
9.6	Confidentiality	92
9.7	Entire Agreement	92
9.8	Third-Party Beneficiaries	93
9.9	Severability	93
9.10	Remedies	93
9.11	Governing Law	95
9.12	Consent to Jurisdiction	95
9.13	WAIVER OF JURY TRIAL	96
9.14	Company Disclosure Letter	97
9.15	Counterparts	97
9.16	No Recourse	97

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 10, 2026 by and among Prive Parent, Inc., a Delaware corporation (“Parent”), Prive Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Bowman Consulting Group Ltd., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.”

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), are fair to and in the best interests of the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which the Company is a party, (iii) approved the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its covenants and other obligations hereunder and thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL, upon the terms and subject to the conditions of this Agreement (the recommendation described in clause (iv), the “Company Board Recommendation”), and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption upon the terms and subject to the conditions of this Agreement;

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement and the other Transaction Documents to which they are a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which they are a party, the performance of their respective covenants and other obligations hereunder and thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) in the case of the board of directors of Merger Sub only, recommended that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement in accordance with the DGCL;

WHEREAS, prior to the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, duly executed and delivered a written consent approving and adopting this Agreement in accordance with the DGCL, which written consent, by its terms, will be effective upon the execution of this Agreement by each of the Buyer Parties and the Company (the “Merger Sub Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Company Stockholders (the “Supporting Stockholders”) have entered into voting and support agreements (collectively, the “Support Agreements”) with Parent, dated as of the date of this Agreement, with respect to certain obligations of the Supporting Stockholders relating to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guarantee (the “Guarantee”) from BCP Fund III, LP, a Delaware limited partnership, BCP Fund III-A, LP, a Delaware limited partnership, BCP Fund III GP, LP, a Delaware limited partnership, BCP Prive Co-Invest, LP, a Delaware limited partnership, and BCP Prive Co-Invest-A, LP, a Delaware limited partnership (each individually, a “Guarantor” and collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of the Buyer Parties in connection with this Agreement, and (ii) a commitment letter between Parent and the Guarantors, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”); and

WHEREAS, the Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger, and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof and, in the case of clause (ii), containing terms that are, in the aggregate, not materially less favorable to the Company than those contained in the Confidentiality Agreement and, in the case of clause (i) and clause (ii), do not prohibit any member of the Company Group from complying with their respective obligations to provide information to Parent in accordance with Section 5.3, except that any such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) with respect to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby involving the Company and the Buyer Parties) in respect of:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding equity securities of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) of assets constituting or accounting for more than 20% of the consolidated assets (measured by the fair market value thereof, as determined in good faith by the Company Board), revenue or net income of the Company Group, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) would hold securities representing more than 20% of the total outstanding equity securities of the Company or the surviving or resulting entity of such transaction (in each case, by vote or economic interests) after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that (a) prior to the Effective Time, none of the Company Group shall be considered an Affiliate of the Buyer Parties (and vice versa) and (b) with respect to the Buyer Parties, except for purposes of Sections 4.12, 4.16, 6.2 (only to the extent expressly set forth in the last sentence of Section 6.2(a)), 6.6(f), 6.11, and 6.16, “Affiliate” does not include (x) any fund, investment vehicle or account controlled, managed or advised by Bernhard Capital Partners Management, LP, a Delaware limited partnership (“BCP Management”) (other than BCP Fund III, LP, a Delaware limited partnership, BCP Fund III-A, LP, a Delaware limited partnership, BCP Fund III GP, LP, a Delaware limited partnership and BCP Prive Co-Invest, LP, a Delaware limited partnership) or (y) any portfolio company of any Buyer Party or their respective Affiliates or any portfolio company of any fund, investment vehicle or account controlled, managed or advised by BCP Management. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e) “Anti-Corruption Laws” means all applicable laws, rules and regulations relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

(f) “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(h) “CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.

(i) “Code” means the U.S. Internal Revenue Code of 1986.

(j) “Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.

(k) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(l) “Company Credit Agreement” means the Credit Agreement, dated as of May 2, 2024, by and among the Company, the guarantors party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, swingline lender and L/C issuer and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of March 12, 2025, that certain Second Amendment to Credit Agreement, dated as of October 30, 2025, and that certain Third Amendment to Credit Agreement and Joinder Agreement, dated as of March 3, 2026, and as further amended, restated, amended and restated, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time in accordance with its terms, including any extension of the maturity thereof or increase in the amount of available borrowings thereunder.

(m) “Company Equity Plans” means the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan, the Bowman Consulting Group Ltd. 2021 Executive Officers Long Term Incentive Plan, and the Bowman Consulting Group Ltd. 2021 Executive Officers Short Term Incentive Plan as amended from time to time (and including any predecessor plan or sub-plans thereto).

(n) “Company ESPP” means the Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan, as amended from time to time.

(o) “Company Group” means the Company and its Subsidiaries.

(p) “Company IT Systems” means all software, computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and other information technology or computer systems that are owned, leased, or licensed by any member of the Company Group and used in the operation of the business of the Company Group.

(q) “Company Material Adverse Effect” means any change, event, effect, occurrence or development (each, an “Effect”) that, individually or taken together with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, none of the following will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account, in whole or in part, when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) any general economic conditions or changes in business markets in the United States or any other country or region in the world, or changes in conditions in the economy generally, including any changes in inflation, supply chain disruptions and labor shortages;

(ii) any conditions in the financial markets, credit markets, debt markets, commodities markets, currency markets, securities markets or capital markets generally in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) any change or condition generally affecting any of the professional engineering technical consulting, program management, infrastructure, transportation, power, utilities, energy, natural resources, geospatial, surveying, construction management, environmental consulting or other professional services industries, jurisdictions, end markets or geographic areas in which one or more members of the Company Group or any of their respective clients, customers or other business counterparties operate or otherwise conduct business;

(iv) changes in general regulatory, legislative, social or political conditions in the United States or any other country or region in the world;

(v) changes in trade controls or Laws or related Tax Laws, including the imposition of new or increased trade restrictions, anti-dumping measures, tariffs, trade policies or disputes, or changes in, or any consequences arising from, any “trade war” or similar actions in the United States or any other country or region in the world;

(vi) any political or geopolitical conditions, outbreak of hostilities, act of war (whether or not declared), armed conflict, insurrection, rebellion, sabotage, riot, protest, terrorism, cyberterrorism, cyberattack or military action (including any threat, escalation or general worsening of any such hostilities, act of war, armed conflict, insurrection, rebellion, sabotage, riot, protest, terrorism, cyberterrorism, cyberattack or military action) involving the United States or any other country or region in the world;

(vii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, droughts, mudslides, blizzards, fires or other natural disasters, weather conditions and other acts of God or electrical black-outs or power shortages and other force majeure events in the United States or any other country or region in the world;

(viii) any epidemic, pandemic or disease outbreak (or the worsening thereof), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any other Special Measures;

(ix) any cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Authority), cyberattack, computer hack, ransomware, data breach or other cybersecurity event generally affecting the professional services industries or jurisdictions, end markets or geographic areas in which the members of the Company Group or any of their respective clients, customers or other business counterparties operate or otherwise conduct business;

(x) any change or proposed change in applicable Law (including the enforcement or interpretation thereof), regulatory policies, accounting standards or principles (including GAAP) or any guidance after the date hereof (including from the SEC or any other Governmental Authority) relating thereto or the interpretation or enforcement thereof;

(xi) (1) the negotiation, execution or announcement of this Agreement, (2) the pendency of the Merger and the transactions contemplated hereby, or (3) the identity of Parent or Merger Sub or any of their respective Affiliates, including, in each case, the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees (including employee attrition), suppliers, customers, lessors, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, in each case, solely to the extent the foregoing matters are expressly applicable to and relevant to determining the accuracy of such representations and warranties);

(xii) the compliance by any Party with the express terms of this Agreement or applicable Law or reporting standards, including any action taken or refrained from being taken pursuant to the express terms of this Agreement;

(xiii) any action taken or not taken by any member of the Company Group at the written request or with the written consent of, or any action taken by, the Buyer Parties or their Affiliates;

(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub or their respective Affiliates;

(xv) any change in the price or trading volume of the Company Common Stock or in the Company’s credit rating or rating outlook, in each case in and of itself (provided that the underlying causes may be taken into account to the extent not otherwise excluded by the other clauses of this definition);

(xvi) any failure, in and of itself, by one or more members of the Company Group to meet (1) any public estimates or expectations of the Company’s revenue, earnings, cash flow, cash position or other financial performance or results of operations for any period, or (2) any internal projections, budgets, plans or forecasts of its revenues, earnings, cash flow, cash position or other financial performance (provided that the underlying causes may be taken into account to the extent not otherwise excluded by the other clauses of this definition); and

(xvii) any Transaction Litigation or other Legal Proceeding threatened, made or brought against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement;

except, with respect to clauses (i) through (x), to the extent that such Effect has had a disproportionate adverse effect on the Company Group, taken as a whole, relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

(r) “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

(s) “Company PRSU” means any performance-based restricted stock unit outstanding under the Company Equity Plans.

(t) “Company Restricted Stock Award” means any restricted stock award outstanding under the Company Equity Plans.

(u) “Company Stockholders” means the holders of shares of Company Common Stock.

(v) “Company Termination Fee” shall mean an amount equal to $26,861,672.

(w) “Continuing Employee” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(x) “Contract” means any legally binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or agreement.

(y) “DOJ” means the United States Department of Justice or any successor thereto.

(z) “Environmental Law” means any applicable Law relating to pollution or the protection of the environment or public or worker health and safety (solely to the extent related to exposure to hazardous or toxic materials).

(aa) “Environmental Permits” means any Permits required or issued under any Environmental Law.

(bb) “ERISA” means the Employee Retirement Income Security Act of 1974.

(cc) “Exchange Act” means the Securities Exchange Act of 1934.

(dd) “Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received after the date of this Agreement and prior to the No-Shop Period Start Date, an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided, that any such Person shall immediately and irrevocably cease to be an Excluded Party upon the occurrence of any of the following events: (i) such Person or group of Persons withdraws, cancels or terminates its Acquisition Proposal (x) in writing to the Company Board, the Company or its Representatives or (y) in a public announcement; (ii) such Acquisition Proposal expires in accordance with its terms; or (iii) the Company Board determines that such Acquisition Proposal no longer is, or no longer would reasonably be likely to lead to, a Superior Proposal.

(ee) “FDI Laws” means laws, other than Antitrust Laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate foreign investment on national security or other public order grounds, in any case that are applicable to the Merger.

(ff) “Financing Sources” means, collectively, the Persons (other than Parent, the Guarantors, Merger Sub and their respective Affiliates), in their respective capacities as such, that have committed to provide, arrange, underwrite or place all or any portion of the Debt Financing in connection with the Merger, including the commitment parties under the Debt Commitment Letter and the commitment parties under any joinder agreements, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their Affiliates’ Representatives.

(gg) “FTC” means the United States Federal Trade Commission or any successor thereto.

(hh) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ii) “Government Bid” means any bid, offer, proposal or quotation by any member of the Company Group that, if accepted or successful, would reasonably be expected to result in a Government Contract.

(jj) “Government Contract” means any Contract, task order, delivery order, purchase order, blanket purchase agreement, teaming agreement or other agreement that is currently being performed or has not been closed and is between any member of the Company Group, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor to a Governmental Authority or (iii) any subcontractor at any tier to any such prime contractor or subcontractor, on the other hand.

(kk) “Governmental Authority” means any government, governmental (or quasi-governmental), regulatory (or self-regulatory) entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county, municipal, provincial, local, foreign or multinational.

(ll) “Hazardous Substance” means any chemicals, materials, substances or wastes which are defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” or “hazardous air pollutants” under any Environmental Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

(mm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities and (iii) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon. Notwithstanding the foregoing, in no event shall “Indebtedness” include any trade payables, operating lease obligations or undrawn letters of credit or similar instruments.

(oo) “Intellectual Property” means all intellectual property or proprietary rights of any type or nature arising under the Laws of any jurisdiction in the world, including all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, and trade names, and all registrations and applications for registration thereof, (iii) copyrights and all registrations and applications for registration thereof, (iv) trade secrets and rights in other confidential information, formulas, compositions, inventions, processes, methods and techniques, designs, plans, methodologies, and algorithms, (v) domain names, and (vi) intellectual property rights in know-how, software, data and databases.

(pp) “Intervening Event” means any change, effect, event, occurrence, state of facts or development that is material to the Company and was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby or (iv) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(qq) “IRS” means the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge” (i) of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Letter, and (ii) of Parent or Merger Sub, with respect to any matter in question, means the actual knowledge of the individuals set forth in Section 1.1 of the Parent Disclosure Letter.

(ss) “Law” means any legislation, statute, law (including common law), legislative act, ordinance, Order, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, enacted, issued or promulgated by any Governmental Authority.

(tt) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

(uu) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(vv) “Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party, other than (A) an Employee Plan (except with respect to clause (x) of this definition of “Material Contract”) or (B) (1) a nondisclosure agreement entered into in the ordinary course of business or (2) any Contract entered into in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions, including engagement letters with financial advisors:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract with any of the top 10 customers of the Company Group, taken as a whole, determined on the basis of revenue attributable to such customers for the 12 months ended March 31, 2026, other than any statement of work, purchase order, sales order or similar Contract entered into in the ordinary course of business;

(iii) any Contract with any vendor (excluding legal, accounting, tax and other professional service providers whose Contracts may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less) that is material to the Company Group, taken as a whole, determined on the basis of spend, excluding residual spend, by the Company Group, taken as a whole, for the 12 months ended March 31, 2026, other than any statement of work, purchase order, sales order or similar Contract entered into in the ordinary course of business;

(iv) any Contract, other than a vendor Contract, Government Contract or Material Lease, that is not otherwise required to be listed on Section 3.13(a) of the Company Disclosure Letter and that involved or involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $10,000,000 or (y) to the Company or to any of its Subsidiaries of more than $10,000,000, in each case, in the calendar year ended December 31, 2025 or any future calendar year;

(v) any Contract relating to Indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000, other than Contracts evidencing such Indebtedness solely among members of the Company Group;

(vi) any Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $5,000,000 and with respect to which there are any material ongoing obligations;

(vii) any Contract concerning the establishment or operation of a material joint venture or strategic partnership (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(ix) any Contract to which a member of the Company Group is a party pursuant to which a member of the Company Group (A) licenses or receives the right to use any Intellectual Property from a third Person, other than shrink-wrap, click-wrap and off-the-shelf software licenses, open source software licenses, and other non-exclusive licenses for software, software-enabled services or data services that are generally available on standard terms with annual fees of $200,000 or less, (B) licenses to a third Person the right to use any material Intellectual Property owned by any member of the Company Group, other than, in the case of each of (A) and (B), (x) non-exclusive licenses granted in the ordinary course of business that are incidental to the primary purpose of the Contracts in which such licenses are granted and (y) Contracts containing confidentiality provisions that would not otherwise be required to be set forth pursuant to this clause (ix) but for an express or implied right therein to use confidential or proprietary information, (C) has engaged any Person to develop any material Intellectual Property owned by any member of the Company Group (other than agreements with employees and contractors entered into in the ordinary course of business under which such employees and contractors assign rights in all developed material Intellectual Property to a member of the Company Group), or (D) has settled or resolved any Intellectual Property-related dispute or agreed to terms that materially and adversely affects a member of the Company Group’s rights to use or enforce any material Intellectual Property owned by the Company Group, including Intellectual Property-related settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(x) any Collective Bargaining Agreement;

(xi) any Contract containing covenants of the Company or any of its Subsidiaries expressly (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business of the Company and its Subsidiaries (taken as a whole) as currently operated, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; and

(xiii) any Government Contract that is material to the Company Group, taken as a whole.

(ww) “NASDAQ” means the NASDAQ Global Select Market and any successor stock exchange.

(xx) “Order” means any decree, writ, ruling, judgment, injunction, award or other order of any Governmental Authority.

(yy) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies that are not yet due and payable or otherwise payable without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests arising or incurred in the ordinary course of business for amounts not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) liens imposed by applicable Law (other than any Tax Law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) (A) easements, covenants, rights of way and other similar non-monetary liens of record affecting title to real property and (B) zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable real property leased or used by the Company Group; (vii) liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed as of the date of this Agreement, excluding any mortgages, deeds of trust or similar security instruments; (viii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; (ix) pledges or liens over deposit accounts of the Company Group; (x) with respect to any Leased Real Property, Liens that encumber the fee or superior estate that do not adversely affect in any material respect the current use or occupancy of the applicable real property leased or used by the Company Group; (xi) liens and any other encumbrances of any type that do not, individually or in the aggregate, materially and adversely affect the use or operation of the property subject thereto; and (xii) liens that will be released at or prior to the Closing.

(zz) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(aaa) “Personal Information” means all data or information that is related to or linked to a natural Person or that is defined as “personal information,” “personally identifiable information” or similar terms under applicable Law.

(bbb) “Privacy Laws” means all Laws applicable to the Company pertaining to the privacy and security of Personal Information.

(ccc) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(ddd) “Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other advisors and representatives.

(eee) “Required Financial Information” means (i) the financial statements required by Section 3 of Exhibit C to the Debt Commitment Letter and (ii) to the extent reasonably requested in writing by the Parent or its Financing Sources, all information reasonably and customarily required from a borrower for the preparation of any lender and investor presentations, rating agency presentations, bank information memoranda, bank books, confidential information memoranda, marketing materials and other similar documents.

(fff) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ggg) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(hhh) “Securities Act” means the Securities Act of 1933.

(iii) “Special Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any epidemic or pandemic.

(jjj) “Subsidiary” of any Person means any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of the total outstanding securities or ownership interests of such first Person, in each case, are owned, directly or indirectly, by such first Person.

(kkk) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated would result in a transaction more favorable to the Company Stockholders, from a financial point of view, than the Merger, taking into account such legal, regulatory, financial and other aspects of the Acquisition Proposal as the Company Board deems relevant and, if applicable, any revisions to this Agreement committed to in writing by Parent prior to the time of such determination. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(lll) “Tax” means any federal, state, local, municipal and foreign gross receipts, income, profits, sales, use, production, occupation, value-added, ad valorem, transfer, documentary, franchise, registration, license, lease, service, service use, capital stock, social security, disability, severance, stamp, premium, withholding, payroll, employment, unemployment, estimated, alternative minimum, excise, property (real or personal), customs, duties or similar taxes, together with all interest, penalties and additions imposed with respect thereto, in each case, imposed by a Governmental Authority.

(mmm) “Tax Return” means any return, declaration, statement, report or other information return or document that is filed or required to be filed with a Governmental Authority with respect to Taxes, including amendments and attachments thereto.

(nnn) “Transfer Tax” means any transfer, stamp, documentary, sales, use, real property transfer, recording, stock transfer and other similar Taxes and fees (including any penalties and interest) arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(ooo) “Transaction Documents” means this Agreement, the Support Agreements, the Confidentiality Agreement, the Guarantee, the Commitment Letters and any other agreement, certificate, instrument or other document entered into in connection herewith.

(ppp) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or their respective directors or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guarantee or the Financing Commitments.

(qqq) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

(rrr) “Willful and Material Breach” means a material breach of this Agreement that is a consequence of an intentional act or omission by the breaching Party that constitutes a material breach of this Agreement (it being agreed that a failure by a Party to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3 shall be deemed to be a Willful and Material Breach).

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Balance Sheet Date	3.11
Buyer Parties	Preamble
Bylaws	2.5(b)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.12(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	3.7(b)
Company Financial Advisor	3.28
Company PRSU Consideration	2.8(b)
Company Related Parties	8.3(f)(i)
Company Restricted Stock Award Consideration	2.8(a)

Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholders Meeting	6.4
Confidentiality Agreement	9.6
Consent	3.6
Continuation Period	6.9(a)
Convertible Notes	6.15(b)
Crystallized Company Restricted Stock Awards	2.8(a)
Current Insurance	6.8(c)
Debt Commitment Letter	4.12(a)
Debt Fee Letters	4.12(a)
Debt Financing	4.12(a)
Debt Financing Commitment	4.12(a)
Debt Financing Documents	6.17(a)(iv)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Dollars	1.3(f)
DTC	2.9(e)
DTC Payment	2.9(e)
Effect	1.1(q)
Effective Time	2.2
Electronic Delivery	9.15
Employee Plan	3.18(a)
Enforceability Limitations	3.2
Equity Award Consideration	2.8(b)
Equity Commitment Letter	Recitals
Equity Financing	4.12(a)
Exchange Fund	2.9(b)
Final Exercise Date	2.8(d)
Final Offering Period	2.8(d)
Financing	4.12(a)
Financing Commitments	4.12(a)
Financing Failure Event	6.16(b)
Go-Shop Period	5.3(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Person	6.8(a)
Insured Persons	6.8(c)
Interim Period	5.1
Maximum Amount	6.8(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Stockholder Approval	Recitals
Multiemployer Plan	3.18(a)
New Plans	6.9(b)
Non-U.S. Plan	3.18(e)
No-Shop Period Start Date	5.3(a)

Notice Period	5.3(e)(ii)(2)
Other Required Company Filing	6.3(b)
Owned Company Share	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	8.3(f)(ii)
Parent Termination Fee	8.3(c)
Party	Preamble
Payment Agent	2.9(a)
Payoff Letters	6.15
Per Share Price	2.7(a)(ii)
Permits	3.20
Prohibited Modifications	6.16(a)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Recommendation Change	5.3(d)(i)
Reimbursement Obligations	6.17(f)
Remedy Action	6.2(b)
Repaid Indebtedness	6.15
Required Amount	4.12(c)
Requisite Stockholder Approval	3.4
Security Incident	3.16
Surviving Corporation	2.1
Termination Date	8.1(c)
Transactions	Recitals
Uncertificated Shares	2.9(d)
Written	1.3(q)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(f) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(g) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(h) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(i) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) References to days mean calendar days unless otherwise specified. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(o) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the execution and delivery of this Agreement, including by being posted to a virtual data room managed by the Company or the Company Financial Advisor (including any “clean team room” or similar depository within such virtual data room subject to a limited access group and “clean team” procedures) with respect to the transactions contemplated by this Agreement or filed with or furnished to the SEC and available on EDGAR or EDGAR Next.

(q) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger executed in a customary form as required by and in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time such filing has been duly filed and accepted by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The closing of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery): (a) at 9:00 a.m., Eastern time, on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); provided that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent permitted hereunder) on such third Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent permitted hereunder); or (b) such other time, location or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and (b) debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation. Immediately following the Effective Time, Parent will cause the Certificate of Incorporation of the Company (the “Charter”) as in effect immediately prior to the Effective Time to be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended (subject to the provisions of Section 6.8(a)) in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Surviving Corporation Bylaws. Immediately following the Effective Time, Parent will cause the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to become the bylaws of the Surviving Corporation, except that all references to Merger Sub’s name shall be automatically amended and shall become references to the Surviving Corporation’s name and Article V of the Amended and Restated Bylaws of the Company (the “Bylaws”) shall be replicated therein, and such bylaws shall remain the bylaws of the Surviving Corporation until thereafter amended (subject to the provisions of Section 6.8(a)) in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors of the Surviving Corporation. The Parties shall take all actions necessary so that, at the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(b) Officers of the Surviving Corporation. The Parties shall take all actions necessary so that, at the Effective Time, the officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

2.7 Effect of Merger on Company Common Stock.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive cash in an amount per share equal to $43.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by the Buyer Parties or any of the direct or indirect Subsidiaries of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted equitably to reflect the effect of any stock split, reverse stock split, or dividend (including any dividend of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, or other similar change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time to provide the holders of Company Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that would otherwise be prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares) and held by any Person (or beneficially owned by a “beneficial owner” of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of the beneficial owner) who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand and has properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders or beneficial owners of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (it being understood and acknowledged that such Dissenting Company Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder or beneficial owner shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held or beneficially owned by any Person who shall have failed to perfect or who shall have effectively withdrawn, waived or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares, and (B) the opportunity to participate in all negotiations and Legal Proceedings, at Parent’s sole cost and expense, with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent as set forth above.

2.8 Company Equity Awards and Company ESPP.

(a) Treatment of Company Restricted Stock Awards. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Restricted Stock Award, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall become fully vested and free of restrictions, be cancelled, and convert into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the Per Share Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company Restricted Stock Award (collectively, the “Company Restricted Stock Award Consideration”); provided, that, any such Company Restricted Stock Award granted after July 4, 2026 (the “Crystallized Company Restricted Stock Awards”), shall not become fully vested and free of restrictions and any such Company Restricted Stock Award Consideration related to such Crystallized Company Restricted Stock Awards shall remain subject to the same vesting terms and conditions that applied immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its Subsidiaries through the applicable vesting date, and the applicable cash amounts shall be paid out, without interest and subject to applicable withholding Taxes, on the next regular payroll date following the applicable vesting dates.

(b) Treatment of Company PRSUs. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company PRSUs, each Company PRSU that is outstanding immediately prior to the Effective Time will, automatically and without any action required on the part of the holder of such Company PRSU, become fully vested with respect to that number of shares of Company Common Stock based on deemed achievement of the performance metrics at 100% performance. Immediately thereafter, each Company PRSU will be cancelled, and converted into the right to receive, with respect to each share of Company Common Stock underlying such Company PRSU, a lump sum cash payment, without interest, equal to the Per Share Price (collectively, the “Company PRSU Consideration” and together with the Company Restricted Stock Award Consideration, the “Equity Award Consideration”).

(c) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Equity Award Consideration owed to all holders of Company Equity Awards pursuant to Section 2.8(a) and Section 2.8(b), respectively. The Surviving Corporation or its Subsidiaries, as applicable, shall pay no later than the first regularly scheduled payroll date that is at least three Business Days following the Closing Date the Equity Award Consideration payable with respect to each of the Company Equity Awards through the Company Group’s payroll to the applicable holders thereof or, with respect to current and former non-employee service providers, through the Company Group’s payment system used for such service providers. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company Equity Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with Section 409A of the Code, including on the applicable original settlement date for such Company Equity Award if required in order to comply with Section 409A of the Code. All amounts required to be paid pursuant to Section 2.8 shall be less any required withholding pursuant to Section 2.12 and other authorized deductions.

(d) Treatment of Company ESPP. As soon as practicable following the date hereof (but in any event no later than fifteen (15) calendar days following the date hereof), the Company Board (or, if appropriate, the committee administering the Company ESPP) will take all actions necessary with respect to the Company ESPP to provide that (i) except for the offering period under the Company ESPP in effect on the date hereof (the “Final Offering Period”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement or make separate nonpayroll contributions on or following the date hereof, and (iii) subject to the consummation of the transactions contemplated by this Agreement, the Company ESPP shall terminate as of immediately prior to the Effective Time. If the Effective Time occurs: (A) during the Final Offering Period, (x) the final exercise date(s) under the Company ESPP shall be accelerated to a date before the Closing Date as specified by the Company Board or its designated committee in consultation with Parent and in accordance with the terms of the Company ESPP (the “Final Exercise Date”), and (y) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Company Common Stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Per Share Price in accordance with Section 2.7; or (B) after the end of the Final Offering Period, then the Company ESPP shall be suspended as of the end of such Final Offering Period and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement. As promptly as practicable following the purchase of shares of Company Common Stock in accordance with the foregoing clause (A), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(e) Further Actions. The Company Board or any applicable committee thereof shall adopt resolutions approving, or take such other actions as may be reasonably necessary, other than any actions that involve the payment of additional consideration, or required to effect, the treatment of the Company Equity Awards and the Company ESPP under this Section 2.8. Effective as of immediately prior to the Effective Time, the Company Equity Plans and the Company ESPP shall be terminated, subject to the payment of the Equity Award Consideration as provided in this Section 2.8 and the actions with respect to the Company ESPP contemplated by Section 2.8(d) and the Company shall provide to Parent, prior to the Closing, reasonable evidence of the adoption of the resolutions and completion of such actions.

2.9 Exchange of Certificates and Book-Entry Shares.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7 (other than Owned Company Shares or Dissenting Company Shares), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P Global Ratings, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund, (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7 (including any Dissenting Company Shares losing their status as such), or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures for Certificated Shares. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”): (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates (or submission of an affidavit of loss in lieu thereof) for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or effective affidavit of loss in lieu thereof will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock formerly represented by such Certificate or effective affidavit of loss in lieu thereof, by (B) the Per Share Price (subject to Section 2.12), and the Certificates so surrendered (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) will forthwith be cancelled. The Payment Agent will accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates (or an effective affidavit of loss in lieu thereof) on the Per Share Price payable upon the surrender of such Certificates (or an effective affidavit of loss in lieu thereof) pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.

(d) Payment Procedures for Uncertificated Shares. Notwithstanding anything to the contrary set forth in this Agreement, no holder of shares of Company Common Stock which are uncertificated and evidenced by way of book-entry in the register of the Company Stockholders immediately prior to the Effective Time (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Uncertificated Shares”) will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to pay and deliver to the holders of such Uncertificated Shares an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock represented by such holder’s Uncertificated Shares; by (ii) the Per Share Price (subject to Section 2.12), and the Uncertificated Shares so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable pursuant to this Agreement.

(e) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (B) the Per Share Price (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(f) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered in the stock transfer books or ledger of the Company, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or such Certificate or Uncertificated Share shall otherwise be in proper form for surrender and transfer, and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, but subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed on the date that is one year after the Closing Date will be delivered to Parent (as directed by Parent) upon demand, and any holders of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price, without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates at such time as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled, as applicable, in accordance with Section 2.7 and cease to exist, and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. Notwithstanding anything to the contrary in Section 2.9, in the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the

Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, Merger Sub, the Company and the Surviving Corporation (without duplication) will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws; provided, that, except in the case of withholding on amounts that constitute compensation under applicable Tax Laws, before making any such deduction or withholding, the applicable withholding agent shall use reasonable best efforts to promptly notify the Person to whom such amounts would otherwise be payable of such anticipated deduction or withholding (together with any legal basis thereof) and reasonably consult and cooperate with such Person in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Surviving Corporation will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2023, and no later than two Business Days prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) or the Company 10-Q (other than any disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), or (b) subject to the terms of Section 9.14, as set forth in the disclosure letter delivered by the Company to the Buyer Parties immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1 Organization; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to the date of this Agreement. The Company has not violated the Charter or Bylaws, except for any violation that would not reasonably be expected to prevent or materially impair the Company’s ability to consummate the Merger.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company, (ii) the performance by the Company of its obligations hereunder, or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (A) and (B), collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which the Company is a party, (iii) approved the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its covenants and other obligations hereunder and thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (iv) made the Company Board Recommendation, which has not been withdrawn, rescinded or modified in any way as of the date of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption upon the terms and subject to the conditions of this Agreement.

(b) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.10 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL to adopt this Agreement (collectively, the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of Company Common Stock is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.10 are true and correct, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the organizational documents of the Company or any of its Subsidiaries, (b) subject to the receipt of the Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract or Material Lease, (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company Group or by which any of its properties or assets are bound, or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company, (b) the performance by the Company of its covenants and obligations pursuant to this Agreement, or (c) the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business, (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act, other Antitrust Laws and FDI Laws, and (iv) such other Consents the failure of which to obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business on August 7, 2026 (such time and date, the “Capitalization Date”), (A) 17,333,752 shares of Company Common Stock were issued and outstanding, (B) 5,229,997 shares of Company Common Stock were held by the Company in treasury and (C) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation. As of the Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company PRSUs in respect of 414,069 shares of Company Common Stock (assuming maximum-level of performance) and (ii) Company Restricted Stock Awards in respect of 846,785 shares of Company Common Stock. As of the Capitalization Date, the Company has reserved 1,673,887 shares of Company Common Stock for issuance under the Company ESPP.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt or phantom equity) in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for such shares of capital stock of, or other equity or voting interest in (including voting debt or phantom equity), the Company, and (iv) no obligations of the Company to grant, extend or enter into any such option, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii) and (iv), collectively with the Company Common Stock, the “Company Securities”), (v) other than the Support Agreements, no voting trusts, proxies or similar Contracts to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company, (vi) except as provided in the Charter or the Bylaws, and other than the Support Agreements, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound, and (vii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable, and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

3.9 Company SEC Reports; Company Information.

(a) From January 1, 2024 to the date of this Agreement, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(b) Prior to the execution of this Agreement, the Company has provided Parent the substantially final form of the Company 10-Q. As of the date hereof, the Company expects to file the Company 10-Q without any material amendments, additions, deletions, modifications or changes, other than with respect to information solely related to the execution or announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby (such information, “Subsequent Event Information”). Other than with respect to the Subsequent Event Information, the Company 10-Q complies in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and the Company 10-Q does not contain, as of the execution of this Agreement, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information supplied or to be supplied by the Company for inclusion in the Proxy Statement (excluding any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement) will not, at the time the Proxy Statement is first disseminated to the Company Stockholders (or, if amended or supplemented prior to the date of the Company Stockholders Meeting, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments and to any other adjustment described therein).

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group that could have a material effect on the financial statements. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any “significant deficiency” or “material weakness” (in each case as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement) in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group.

3.11 No Undisclosed Liabilities. The Company Group has no liabilities of a type that would be required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the consolidated financial statements of the Company Group (including the notes thereto) as of June 30, 2026 (the “Balance Sheet Date”) included in the most recent draft Form 10-Q of the Company for the fiscal quarter ended June 30, 2026 made available to Parent prior to the execution and delivery of this Agreement (the “Company 10-Q”), (b) arising pursuant to this Agreement or incurred in connection with the transactions contemplated by this Agreement (including the Merger), including expenses related thereto, (c) incurred in the ordinary course of business since the Balance Sheet Date (none of which include liabilities arising from breach of contract, tort, infringement or misappropriation), (d) for performance of obligations under Contracts binding upon any member of the Company Group (other than resulting from a breach thereof), or (e) that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes. (a) From the Balance Sheet Date through the date of this Agreement, except as contemplated by this Agreement or in connection with the transactions contemplated hereby, the business of the Company Group has been conducted, in all material aspects, in the ordinary course of business, and (b) since the Balance Sheet Date there has not occurred a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as of the date of this Agreement, to or by which the Company Group is a party or is bound, and a copy of each such Material Contract as of the date of this Agreement has been made available to Parent.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each such Subsidiary of the Company that is a party thereto and is in full force and effect, subject to the Enforceability Limitations and except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, each of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. No member of the Company Group owns a fee interest in real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements (x) pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property and (y) that is material to the Company Group, taken as a whole (each such lease, sublease, license or other similar agreement, a “Material Lease”). The Company has made available to Parent true, correct and complete copies of all Material Leases. With respect to each Material Lease and except as has not, and would not reasonably be expected to, materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) each Material Lease (other than any Material Lease that has expired in accordance with its terms) is legal, valid and binding on the Company or each such Subsidiary of the Company that is a party thereto and is in full force and effect, (ii) to the Knowledge of the Company, there are no disputes with respect to such Material Lease, (iii) the Company or one of its Subsidiaries has not (I) collaterally assigned or granted any other security interest in such Material Lease or any interest therein or (II) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any material portion thereof, (iv) there are no liens (other than Permitted Liens) on the estate or leasehold interest created by such Material Lease and (v) neither the Company (or any Subsidiaries) nor the applicable counterparty under any Material Lease is in breach or default under such Material Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or would permit, the termination, modification or acceleration of rent under such Material Lease.

(c) Condemnation. There are no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property, except, in either case, to the extent such proceedings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth each material issued patent and patent application, trademark and service mark registration and application, copyright registration and application, and domain name registration, in each case, owned by a member of the Company Group as of the date of this Agreement. The Intellectual Property set forth on Section 3.15(a) of the Company Disclosure Letter is subsisting, and has not been adjudged invalid or unenforceable by any court of competent jurisdiction.

(b) Except as would not have a Company Material Adverse Effect, the Company Group solely and exclusively owns all Intellectual Property owned by the Company Group free and clear of all liens (except for Permitted Liens), or has a valid right to use all other Intellectual Property used in or necessary for the operation of the business of the Company Group. (i) No Legal Proceeding is pending, and (ii) since January 1, 2023, (x) no Legal Proceeding has been pending, and (y) the Company Group has not received any written notice, in the case of each of clauses (i) and (ii), challenging the validity, enforceability, registration, ownership or scope of any material Intellectual Property of the Company Group. Except as would not have a Company Material Adverse Effect, each Person who has contributed to the development of Intellectual Property for the Company Group that is intended to be owned by the Company Group has assigned ownership of such Intellectual Property to a member of the Company Group, except where ownership thereof vests in a member of the Company Group by operation of Law. No trade secrets or confidential information of any member of the Company Group has been disclosed by the Company Group to any third party, other than to Persons subject to contractual, legal, or ethical obligations to preserve the confidentiality thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the operation of the business of the Company Group as currently conducted does not currently, and since January 1, 2023, has not, infringed, misappropriated, or otherwise violated the Intellectual Property of any third Person, (ii) no Legal Proceeding is currently pending by the Company Group alleging that any third Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a member of the Company Group, (iii) no Legal Proceeding is currently, or since January 1, 2023 has been, pending by any third Person against the Company Group alleging the infringement, misappropriation, or other violation of any Intellectual Property, and (iv) since January 1, 2023, no member of the Company Group has (A) received written notice from any third Person alleging that the operation of the business of the Company Group infringes, misappropriates, or otherwise violates the Intellectual Property of any third Person, or (B) sent to any third Person written notice claiming that such third Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a member of the Company Group.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group takes commercially reasonable steps to protect the confidentiality of its trade secrets and other material confidential information.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has implemented and maintains commercially reasonable measures designed to protect the integrity and security of the Company IT Systems and data stored therein or processed thereby against viruses, malware, and other malicious or unauthorized code, (ii) the Company IT Systems are sufficient for and operate and perform as required for the needs of the business of the Company Group as currently conducted, and have not experienced any outages or other issues that caused a disruption to the operation of the business of the Company Group since January 1, 2023, and (iii) the Company IT Systems do not contain and, since January 1, 2023, have not contained any viruses, malware, or other malicious or unauthorized code.

3.16 Data Security and Privacy. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, the Company Group (i) has been in compliance with all Privacy Laws, the Company Group’s public privacy policies and procedures, and contractual obligations relating to Personal Information and (ii) has taken commercially reasonable steps designed to protect the integrity and security of the Company IT Systems and its Personal Information and other material sensitive information against unauthorized use, access, disclosure, theft and modification (any such unauthorized use, access, disclosure, theft or modification, each, a “Security Incident”). Since January 1, 2023 the Company Group has not (1) experienced any Security Incidents, (2) been subject to or otherwise involved in any Legal Proceedings or otherwise received any notice related to or alleging any violation of any Privacy Laws by the Company Group or any Security Incidents, or (3) made, or been required to make, any notification to any Governmental Authority or other Person of any of the foregoing, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries has (i) duly filed (or caused to be filed) with the appropriate Governmental Authorities all Tax Returns required to be filed by it prior to the date hereof; and (ii) paid all Taxes required to be paid by it, except for those being contested in good faith and for which adequate reserves have been made;

(b) there are no outstanding waivers or extensions regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries that has not since expired;

(c) no deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn; no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are pending;

(d) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2);

(e) neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than any such agreement or arrangement solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States law) or as a transferee or successor;

(f) there are no liens (other than Permitted Liens) for Taxes on any asset of the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement; and

(h) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable income Tax Law) entered into prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount received or accrued revenue accrued prior to the Closing Date outside the ordinary course of business consistent with past practice; (iv) any change in or use of an improper method of accounting prior to the Closing; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code that occurred or existed prior to the Closing (or any similar provision of applicable state, provincial, local or foreign law).

3.18 Employee Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, individual consulting, bonus, commission, stock option, stock purchase, phantom stock or other equity or equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation or paid time off, deferred compensation, severance, termination, separation, retention, pension, change in control compensation, fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing), in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group or under or with respect to which any member of the Company Group has any current or contingent liability or obligation, excluding (x) any plan that is required by applicable Law and sponsored or maintained by a Governmental Authority or (y) any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (“Multiemployer Plan”). With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of, if applicable, (A) the most recent annual report on Form 5500 required to have been filed with the IRS for such Employee Plan, including all schedules thereto, (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code, (C) the plan and trust documents (and all amendments thereto) and the most recent summary plan descriptions (and all summaries of material modifications) and all related insurance contracts and other funding arrangements, and (D) any material, non-routine correspondence with any Governmental Authority.

(b) No member of the Company Group has, in the last six years, maintained, sponsored or contributed to or has been required to contribute to or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Company Group has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any Person (other than a member of the Company Group) under Section 414 of the Code. No Employee Plan provides, and no member of the Company Group has any obligation to provide post-employment, post-ownership, post-service or retiree health or other welfare benefits to any Person, except as required by Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost of coverage.

(c) Each Employee Plan has been established, maintained, funded and administered, in form and operation, in accordance in all material respects with its terms and in compliance in all material respects with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. There are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to or against any Employee Plan, other than routine claims for benefits. No member of the Company Group has incurred (whether or not assessed) any material Tax or other liability pursuant to Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Section 502 of ERISA.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status.

(e) Without limiting the generality of the foregoing, with respect to each Employee Plan that is maintained for employees or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with the applicable Governmental Authority; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iii) no material unfunded or underfunded current or contingent liabilities exist with respect to any Non-U.S. Plan. The Company Group has, in all material respects, timely made all contributions and payments required to have been made by them with respect to any plan, program or arrangement sponsored or maintained by a Governmental Authority.

(f) Except as provided in Section 2.8 or expressly provided in this Agreement, none of the execution and delivery of this Agreement or the consummation of the Merger could, either alone or in conjunction with any other event, (i) entitle any current or former employee, officer, director or other individual service provider of the Company Group (or any dependent thereof) to any payment of compensation or benefits (whether in cash or property), (ii) result in, or accelerate the time of, payment, funding or vesting of, any payment or benefit (including, but not limited to, severance, change in control, equity, equity-based or long term awards, stay or retention bonus or otherwise) to any Person set forth in the preceding clause (i), (iii) increase any compensation or benefits due or payable to any Person set forth in the preceding clause (i), (iv) require a material contribution by any member of the Company Group to any Employee Plan, (v) restrict, in any material respect, the ability of any member of the Company Group to merge, amend or terminate any Employee Plan, (vi) result in the forgiveness of any employee or service provider loan, (vii) result in the payment (whether in cash, property or the vesting of property) to any

“disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company Group that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(g) Neither the Company nor any Subsidiary has any obligation to provide, and no Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties, including those incurred pursuant to Section 409A, Section 280G or Section 4999 of the Code.

3.19 Labor Matters.

(a) Union Activities. As of the date of this Agreement, (i) the Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract between a member of the Company Group and any labor union, works council or other labor organization (each, a “Collective Bargaining Agreement”), (ii) no Collective Bargaining Agreement is being negotiated by the Company Group, (iii) no employees of the Company Group are represented by any labor union, works council or other labor organization and (iv) there is no unfair labor practice charge, material labor grievance, material labor arbitration, concerted work stoppage or strike, lockout, slowdown, picketing, hand-billing, or other material labor dispute against or affecting the Company Group pending or, to the Knowledge of the Company, threatened in writing.

(b) Wage and Hour and Legal Compliance. The Company Group has, since January 1, 2023, complied in all material respects with applicable Laws with respect to labor, employment and employment practices (including applicable Laws regarding terms and conditions of employment, the payment of wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment and retaliation, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, automated employment decision tools and other artificial intelligence, child labor, restrictive covenants, whistleblower protections, affirmative action, unemployment insurance, employee health and safety and collective bargaining). The Company Group has no material Liability for (i) any unpaid wages, salaries, overtime, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c) Sexual Harassment. The Company Group has not received any material written, or to the Knowledge of the Company, oral complaints of sexual harassment, sexual misconduct, other harassment or discrimination against any officer, director, employee or independent contractor of the Company Group in their capacities as such in the past three (3) years.

3.20 Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, accreditations, registrations, certifications, qualifications, exemptions and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no termination, suspension, modification, revocation or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and each of its Subsidiaries is, and since January 1, 2023, has been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Anti-Corruption. In the past five years, no member of the Company Group, nor to the Knowledge of the Company, any director, officer or employee acting on behalf of any member of the Company Group, has directly or knowingly indirectly violated any Anti-Corruption Laws.

3.23 Government Contracts and Bids. Except as would not be material to the Company Group, since January 1, 2023, no member of the Company Group has (a) breached any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated, other than routine audits, by any Governmental Authority with respect to any Government Contract; (d) made any disclosure with respect to any irregularity, misstatement or omission involving a Government Contract or Government Bid; (e) received any written notice of breach, cure, show cause or default from any Governmental Authority with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority for failure to perform or (g), to the Knowledge of the Company, otherwise received notice of any pending or threatened claim against the Company Group alleging material breach or resulting material liability under any Government Contract which remains unresolved.

3.24 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group is, and since January 1, 2023, has been, in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, (ii) there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company Group alleging violations of or liability under any Environmental Law or which remain unresolved and (iii) no member of the Company Group (or to the Knowledge of the Company Group any other Person to the extent giving rise to liability of the Company Group) has Released, transported, arranged for the disposal of, or exposed any person to any Hazardous Substance at any real property or site, or owned or operated any real property or site contaminated by Hazardous Substances, in each case, so as to give rise to any material violation or liability of the Company Group under any applicable Environmental Law. The Company has delivered or otherwise made available for inspection complete and correct copies of material studies, audits, assessments, memoranda and investigations regarding compliance with or liabilities under applicable Environmental Laws that are in the possession of the Company or under its reasonable control.

3.25 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company Group or, as of the date of this Agreement, against any present or former officer or director of the Company Group in such individual’s capacity as such, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Orders. None of the Company Group is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

3.26 Insurance. As of the date hereof, the Company Group has insurance policies covering the Company Group and its employees, properties and assets. As of the date hereof, all such insurance policies are in full force and effect, and no written notice of cancellation has been received with respect to any such insurance policy, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.27 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts or transactions between the Company Group, on the one hand, and any Affiliate thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that have not been so disclosed.

3.28 Brokers. Except for BofA Securities, Inc. (the “Company Financial Advisor”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by, or is authorized to act on behalf of, the Company Group who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger. The Company has furnished to Parent accurate and complete copies of its agreements with the Company Financial Advisor relating to the Merger.

3.29 Fairness Opinion. The Company Board has received the written opinion of the Company Financial Advisor substantially to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (it being understood that such written opinion is for the benefit of the Company Board and may not be relied upon by the Buyer Parties).

3.30 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, any of the Transaction Documents, or any certificate delivered by Parent hereunder or thereunder, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), the Buyer Parties each hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a wholly owned Subsidiary of Parent.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational documents.

4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement and all of the documents and agreements contemplated hereby; (b) perform its covenants and obligations hereunder; and (c) subject to the effectiveness of the Merger Sub Stockholder Approval (which, by its terms, will be effective immediately following the execution of this Agreement by Merger Sub), consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and, subject to the effectiveness of the Merger Sub Stockholder Approval, the consummation of the Merger have been duly authorized and approved by all necessary actions on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger except for the effectiveness of the Merger Sub Stockholder Approval. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization and execution by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the Consents referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act, other Antitrust Laws and FDI Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any Order of any kind or nature that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Securities. None of the Buyer Parties, the Guarantors nor any of their respective directors, officers, general partners, associates (as defined in Section 203 of the DGCL) or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of the Buyer Parties, the Guarantors or any of their respective Affiliates (a) has owned any equity securities of the Company; or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the past three years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company or its Subsidiaries in connection with the Merger.

4.8 Operations of the Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of, and other equity and voting interest in, Merger Sub free and clear of all liens and other encumbrances.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger. Merger Sub has obtained such vote from Parent in accordance with the DGCL.

4.10 Stockholder and Management Arrangements. As of the date of this Agreement, and other than the Support Agreements, none of the Buyer Parties, the Guarantors or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantors or any of their respective Affiliates), director, officer, employee or other Affiliate of the Company Group (a) pursuant to which any (i) such stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such stockholder has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Merger; or (b) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

4.11 Guarantee. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, correct and complete copy of the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by any Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or a failure to satisfy a condition precedent on the part of any Guarantor pursuant to the Guarantee.

4.12 Financing.

(a) Commitment Letters. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company true, correct and complete copies of (x) the fully executed Equity Commitment Letter, dated as of the date of this Agreement, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of consummating the Merger (such financing, the “Equity Financing”) and (y) the fully executed debt commitment letter, dated as of the date of this Agreement, from the Financing Sources party thereto (together with all annexes, exhibits, schedules and other attachments thereto and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted by Section 6.16 (the “Debt Commitment Letter”)) and each fully executed fee letter (the “Debt Fee Letters”) associated therewith (which Debt Fee Letters may be redacted with respect to the fee amounts, any “market flex” provisions and any other economic terms identified by the Financing Sources, in each case, in a customary manner, none of which redactions shall cover any terms that could have the effect of any Prohibited Modification) (such Debt Commitment Letter and each such Debt Fee Letter, collectively, the “Debt Financing Commitment” and, together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which, the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing in the amounts specified therein for the purpose of financing a portion of the consideration payable in connection with the Merger and the other transactions contemplated hereby and the related fees and expenses (such financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b) and is entitled to specifically enforce performance of the Guarantors’ obligations to fund the Financing in accordance with and subject to the terms of the Equity Commitment Letter.

(b) Validity; No Amendments. As of the date of this Agreement, each of the Financing Commitments is in full force and effect and constitutes the legal, valid and binding obligation of Parent and the Guarantors, as applicable, and, to the Knowledge of Parent or Merger Sub, each of the other parties thereto, to provide the Financing contemplated thereby, and is enforceable against Parent and the Guarantors, as applicable, and each of the other parties thereto in accordance with its terms, subject only to the Enforceability Limitations. As of the date of this Agreement, (i) the Financing Commitments and the terms thereof have not been amended, supplemented, modified or terminated in any respect, (ii) no such amendment, supplement, modification or termination that would result in a Prohibited Modification is contemplated by Parent or Merger Sub, (iii) the respective commitments under the Financing Commitments have not been withdrawn, terminated, reduced, replaced or rescinded in any respect, and, to the Knowledge of Parent or Merger Sub, no withdrawal, termination, reduction, replacement or rescission thereof is contemplated, (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Guarantors, as applicable, or, to the Knowledge of Parent or Merger Sub, any other party thereto under the Financing Commitments and (v) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts required by the Financing Commitments that are due and payable on or prior to the date of this Agreement in connection with the Financing. There are no other Contracts, agreements, side letters, arrangements or understandings (written or oral) to which the Buyer Parties or any of their respective Affiliates are a party relating to the conditionality, enforceability, availability, termination, or funding or investing, as applicable, of the Financing, other than the Financing Commitments and as otherwise expressly set forth in the Financing Commitments.

(c) Sufficiency of Financing. Assuming (x) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (y) the satisfaction of the conditions to funding under the Debt Commitment Letter, the net aggregate proceeds of the Financing, when funded in accordance with the Financing Commitments (both before and after giving effect to the exercise of any or all applicable “market flex” provisions), will be sufficient for the Buyer Parties to: (i) make the payment of all amounts required to be paid pursuant to Article II in connection with consummation of the Merger, including, without limitation, the Per Share Price required to be paid pursuant to Section 2.7 and all Equity Award Consideration required to be paid pursuant to Section 2.8; (ii) pay all amounts in connection with the refinancing or repayment of the outstanding Indebtedness of the Company Group payable pursuant to Section 6.15 (to the extent due and payable) (including the amount payable pursuant to the Payoff Letters); (iii) pay all fees and expenses required to be paid at or in connection with the Closing by the Buyer Parties in connection with the transactions contemplated hereby and the Financing; and (iv) satisfy all other payment obligations of the Buyer Parties contemplated hereunder and under the Financing Commitments required to be made at or in connection with the Closing including with respect to the treatment of the Company Equity Awards (the amount contemplated by clauses (i) through (iv), the “Required Amount”). No Buyer Party’s obligation (or those of any of its Affiliates) to consummate the Merger or any of the other transactions contemplated by this Agreement are in any way contingent upon or otherwise subject to or conditioned upon any Buyer Party’s (or any Affiliate’s) consummation of any financing arrangements, any Buyer Party’s obtaining (or any of the Buyer Party’s Affiliates obtaining) any financing or the availability, grant, provision or extension of any financing to any Buyer Party (or to any of the Buyer Party’s Affiliates).

(d) Conditions. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing on the Closing Date other than as expressly set forth in the Debt Commitment Letter or the Equity Commitment Letter, as applicable. Except as expressly set forth in the Debt Commitment Letter or the Equity Commitment Letter, there are no conditions precedent to the obligations of the Financing Sources or the Guarantors to provide the Financing or any contingencies that would permit the Financing Sources or the Guarantors to reduce the aggregate principal amount of the Financing (including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision) to an amount that is less than the Required Amount. As of the date of this Agreement, no event has occurred and no circumstances exist that, with notice or lapse of time or both, would, or would reasonably be expected to, (i) result in any of the conditions or any term under the Financing Commitments not being satisfied on a timely basis, or (ii) result in the failure of the funding obligations under the Financing Commitments on the Closing Date such that the Buyer Parties would not have sufficient funds to pay the Required Amount. As of the date of this Agreement, none of the Guarantors have notified Parent of its intention to terminate the Equity Commitment Letter or not to provide all or any portion of the Equity Financing, and Parent does not have any reason to believe that the Guarantors will not perform their obligations under the Financing Commitments. As of the date of this Agreement, Parent does not have any reason to believe that (w) it will be unable to satisfy on a timely basis any condition of the Financing to be satisfied by it pursuant to the Financing Commitments, (x) any of the conditions to the Financing Commitments will not be satisfied on a timely basis, (y) the Financing will not be made available to Parent in an amount sufficient to fund the Required Amount at or prior to Closing or (z) the Guarantors have incurred, or are contemplating incurring, any obligations, commitments, restrictions or liabilities of any kind, in either case, which would reasonably be expected to materially delay or prevent any Guarantor from fulfilling its obligations under the Equity Commitment Letter as and when they become due. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees, expenses or deposits in connection with the Financing that are due and payable on or prior to the date of this Agreement.

(e) Financing Not a Condition. As of the date of this Agreement, none of the representations or warranties made by Parent, Merger Sub, any Guarantor or, to the Knowledge of Parent, any other current or prospective limited partner, investor, co-investor or similar equity financing source of any of the Guarantors (each, a “Co-Investor”), in each case, as set forth in the Financing Commitments or any other Contracts between a Co-Investor and any Guarantor or affiliate of any Guarantor pursuant to which a Co-Investor commits to fund a portion of the Equity Financing, is inaccurate in any material respect. Notwithstanding anything in this Agreement to the contrary, each Buyer Party understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditioned upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

(f) No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantors, Parent, Merger Sub, or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.

4.13 Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. As of the Effective Time and immediately after giving effect to the Merger (including the funding of the full amount of the Financing and the payment of all amounts due and payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger

Sub, the Company and their respective Subsidiaries in connection therewith): (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14 Parent and Merger Sub Information. The information supplied or to be supplied by the Buyer Parties for inclusion in the Proxy Statement and any Other Required Company Filing will not (i) at the time the Proxy Statement and any such Other Required Company Filing is first filed with the SEC, (ii) at the time the Proxy Statement and any such Other Required Company Filing is first disseminated to the Company Stockholders or (iii) at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.15 National Security Matters. None of Parent, Merger Sub or the Guarantors, or any of their respective Affiliates, is a “foreign person” within the meaning of 31 C.F.R. § 800.224, and the transactions contemplated by this Agreement are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213. None of Parent, Merger Sub or the Guarantors, or any of their respective Affiliates, (a) have ever been party to a notice to CFIUS or any member agency thereof acting in such capacity that involved entering into any form of mitigation agreement or other post-closing commitment or a transaction that was blocked or otherwise barred from proceeding or (b) have ever been party to a notice to CFIUS or any member agency thereof acting in such capacity that was withdrawn prior to it completing its review or investigation.

4.16 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or any certificate delivered by the Company hereunder:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty, express or implied, at law or in equity, relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, the operation of the Company and its Subsidiaries by the Buyer Parties after the Effective Time in any manner, or the probable success or profitability of the Company and the Subsidiaries after the Effective Time, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied, except for the representations and warranties expressly set forth in Article III or any certificate delivered by the Company hereunder;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly required or contemplated by this Agreement or required by applicable Law, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to, use its respective reasonable best efforts to conduct its operations in the ordinary course of business in all material respects (including any changes in their respective business practices adopted in good faith to protect the health and safety of the Company’s or its Subsidiaries’ employees) and use reasonable best efforts to preserve its business organization intact and maintain existing significant business relationships (it being agreed that no action or omission by any member of the Company Group taken in compliance with Section 5.2 shall be deemed a breach of this Section 5.1).

5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter, (ii) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed) or (iii) as expressly required or contemplated by the terms of this Agreement or required by applicable Law, at all times during the Interim Period, the Company will not, and will not permit any of its Subsidiaries to:

(a) amend the Charter or the Bylaws or any other comparable organizational document of any other member of the Company Group;

(b) make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) enter into a lease that would be a Material Lease or any Contract that would be a Material Contract if entered into prior to the date hereof, (ii) modify or amend any Material Lease or Material Contract, (iii) terminate, waive or assign any material right, remedy or default under any Material Lease or Material Contract, in each case of clauses (i)-(iii), other than in the ordinary course of business or as expressly permitted under Section 5.2(e) or Section 5.2(k); provided that any repayment or other modification of Indebtedness in accordance with, or any action necessary to satisfy the requirements of, Section 6.15, shall, in each case, be deemed not to violate Section 5.2;

(d) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, in each case, other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations which are solely involving or among the Company’s wholly owned Subsidiaries;

(e) issue, sell, encumber, deliver, grant options or other rights to purchase or receive, pledge, dispose of or deliver or agree or commit to issue, sell or deliver any Company Securities or other equity or equity-based interests of the Company or any Subsidiary of the Company, except (i) for grants of Company Equity Awards as set forth in Section 5.2(e) of the Company Disclosure Letter, (ii) upon the vesting or settlement of Company Equity Awards outstanding on the date hereof that were granted under the Company Equity Plans in accordance with their respective terms, (iii) pursuant to the Company ESPP in accordance with its terms as of the date hereof and in compliance with this Agreement or (iv) upon the vesting or settlement of any Convertible Notes in accordance with the terms of such Convertible Note as in effect on the date hereof;

(f) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, directly or indirectly, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its or its Subsidiaries’ capital stock or other equity or voting interest, other than (i) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the vesting or settlement of Company Equity Awards or (ii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(g) (i) incur or assume any Indebtedness for borrowed money (including any long-term or short-term debt), or issue any debt securities; provided that this clause (g) shall not apply to (A) trade payables, obligations pursuant to business credit cards and liabilities pursuant to or in connection with letters of credit or bank’s acceptances or similar items, in each case, incurred in the ordinary course of business consistent with past practice; (B) borrowings under the Company Credit Agreement as in effect on the date hereof (x) in the ordinary course of business and not in excess of $30,000,000 in the aggregate (provided, that no such borrowings shall be used for acquisitions) and (y) not in excess of $25,000,000 in the aggregate in connection with any acquisition permitted pursuant to Section 5.2(p); (C) letters of credit or guarantees or credit support provided by the Company or its Subsidiaries in the ordinary course of business consistent with past practice; and (D) intercompany loans or advances between or among the Company and its direct or indirect wholly owned Subsidiaries; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly owned Subsidiaries of the Company;

(h) make any loans, advances or capital contributions to any other Person, except for (i) prepayments and deposits paid to suppliers and other business counterparties of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (ii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (iii) advances or other payments among the Company and its Subsidiaries and (iv) advances in the ordinary course of business consistent with past practice of the Company or its Subsidiaries to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses (including, for the avoidance of doubt, advances to directors or officers of the Company or any Company Subsidiary in connection with any advancement obligations in the Charter, Bylaws, similar governing document of any Company Subsidiary, or indemnification agreement between the Company or any Company Subsidiary and such director or officer in effect as of the date hereof);

(i) license, sell, transfer, assign, subject to any lien (other than Permitted Liens), allow to lapse or expire any material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(j) license, sell, transfer, assign, create or incur any lien (other than a Permitted Lien) or otherwise dispose of any material assets, rights or properties (other than Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or replaced in the ordinary course of business, (iii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iv) Permitted Liens or (v) in connection with financing transactions permitted by Section 5.2(g);

(k) except as required by an Employee Plan in effect on the date of this Agreement and disclosed on Section 3.18(a) of the Company Disclosure Letter or as required by applicable Law, (i) enter into, adopt, materially amend or terminate any material Employee Plan, (ii) increase or accelerate the amount, time of payment, vesting, or funding of, the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual service providers of the Company Group, except as expressly provided in clause (iii), (iii) pay or announce or grant any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or termination pay or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former directors, officers, employees or individual service providers of the Company Group (or any of their respective dependents or beneficiaries); (iv) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of the Company Group at a level above L5 (or a similar position for a non-employee service provider); or (v) terminate, other than for cause, any employee, officer, director or other service provider of the Company Group at a level above L5 (or a similar position for a non-employee service provider).

(l) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the consolidated financial statements of the Company Group (including the notes thereto) as of the Balance Sheet Date included in the Company SEC Reports filed prior to the date of this Agreement; (ii) for monetary payments of, net of insurance recovery, no more than $3,500,000 in the aggregate; or (iii) with respect to Transaction Litigation in compliance with Section 6.12;

(m) except as required by GAAP, make any change in accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(n) (i) make (if inconsistent with past practice) or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment or surrender any right to claim a material Tax refund; (iii) change any material Tax accounting method; (iv) amend any material Tax Return; (v) file any material Tax Return in a manner inconsistent with past practice; (vi) request any ruling with respect to material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable income Tax Law) with respect to material Taxes; or (viii) enter into a voluntary disclosure or similar agreement with any Governmental Authority with respect to material Taxes;

(o) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 and would not constitute an Employee Plan, except as permitted under Section 5.2(k);

(p) subject to Section 5.2(g), acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding commercial agreements that do not involve the formation of an entity with any third Person), except for such acquisitions described on Section 5.2(p) of the Company Disclosure Letter;

(q) voluntarily surrender, fail to renew or materially amend any material professional license, certificate of authorization, registration, Permit or other authorization necessary for the Company Group’s professional-services business, except in the ordinary course of business or as required by Law;

(r) (i) negotiate, modify, extend, terminate, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company Group;

(s) implement or announce any layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN;

(t) except as set forth on Section 5.2(t) of the Company Disclosure Letter, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(u) incur or commit to incur any capital expenditures in excess of the Company’s total aggregate capital expenditures set forth on Section 5.2(u) of the Company Disclosure Letter;

(v) acquire or purchase any interest in real property; or

(w) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Go-Shop; No Solicitation.

(a) Go-Shop. During the period commencing upon the execution of this Agreement and continuing until 5:00 p.m., Eastern time, on September 13, 2026 (such date and time, the “No-Shop Period Start Date,” and such period, the “Go-Shop Period”), the Company shall have the right to, and shall have the right to cause its Subsidiaries and its and their respective officers and directors to, and shall have the right to instruct, authorize or permit any of its and their Representatives to, directly or indirectly, (i) solicit, facilitate, induce the making of, encourage or assist any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with any

Person, furnish any non-public information relating to the Company Group to any Person, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group to any Person, in each case, pursuant to an Acceptable Confidentiality Agreement, in any such case with the intent to induce or to knowingly facilitate or assist an Acquisition Proposal, and (iii) otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal; provided that, subject to applicable Law and any applicable “clean room”, “clean team” or other appropriate procedures, the Company will promptly make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent. During the Go-Shop Period, the Company will not be required to enforce, and will be permitted to waive, (I) any provision of any standstill agreement that prohibits or purports to prohibit a confidential proposal being made to the Company Board or to the extent that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law or (II) Section 203 of the DGCL and any other similar applicable “anti-takeover” Law. Notwithstanding anything to the contrary in Section 5.3(b) or Section 5.3(c), in the event that the Company Board and its Representatives are engaged in substantive negotiations under an Acceptable Confidentiality Agreement with an Excluded Party at the expiration of the Go-Shop Period, then the Company may continue, until the receipt of the Requisite Stockholder Approval, to engage in the activities described in this Section 5.3(a) with any such Excluded Party for so long as such Person is and remains an Excluded Party. The Company Board shall (and in any event within 24 hours) promptly notify Parent in writing if any Excluded Party ceases to be an Excluded Party during the extended Go-Shop Period.

(b) No-Solicitation. Other than with respect to any Excluded Party, during the period commencing upon the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, shall cause its Subsidiaries and its and their respective officers and directors not to, and will not instruct, authorize or knowingly permit any of its and their Representatives to, directly or indirectly, (i) solicit or knowingly facilitate or assist, any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to Parent, Merger Sub and their Representatives) any non-public information relating to the Company Group or afford to any Person (other than to Parent, Merger Sub and their Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (except pursuant to Section 220 of the DGCL), in any such case with the intent to induce or to knowingly facilitate or assist an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (except, in each case, to notify such Person that the provisions of this Section 5.3(b) prohibit any such discussions or negotiations or to clarify the terms or conditions of the Acquisition Proposal in connection with determining whether the Acquisition Proposal constitutes a Superior Proposal), (iv) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement, an “Alternative

Acquisition Agreement”), or (v) authorize or commit to do any of the foregoing. Other than with respect to an Excluded Party, promptly (and in any event within two (2) Business Days) following the No-Shop Period Start Date, the Company shall request, in accordance with the terms of the applicable confidentiality agreement, the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any Person (other than Parent, Merger Sub and their respective Representatives and Affiliates) with whom a confidentiality agreement was entered into on or after January 1, 2026 with respect to an Acquisition Proposal. Other than with respect to an Excluded Party, immediately following the No-Shop Period Start Date, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective directors and officers, and use its reasonable best efforts to cause its and their respective other Representatives to, (A) cease any solicitations, discussions, communications or negotiations with, or provision of non-public information with respect to the Company Group to, any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or proposals or offers that would reasonably be expected to lead to an Acquisition Proposal) by any such Person, in each case that exists as of the No-Shop Period Start Date and (B) terminate all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company or other diligence access with respect to any Acquisition Proposal.

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives, (i) participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.3(b), and (ii) otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal, in each case, with respect to an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided that, subject to applicable Law and any applicable “clean room”, “clean team” or other appropriate procedures, the Company will promptly (and in any event within one Business Day) (x) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent and (y) provide written notice to Parent of any determination made by the Company Board pursuant to the foregoing.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(e) or Section 5.3(g), after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to the Buyer Parties; (B) adopt, approve, endorse, recommend or declare advisable an Acquisition Proposal (or any letter of intent, memorandum of understanding, acquisition agreement or similar Contract with respect to an Acquisition Proposal); (C) fail to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing following the public announcement of an Acquisition Proposal (it being understood that the Company Board will have no obligation to make such reaffirmation on more than one occasion per applicable public Acquisition Proposal; provided, that any amendment to economic or other material terms thereof shall constitute a separate Acquisition Proposal for this purpose); or (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (any action described in clauses (A) through (D), a “Recommendation Change”); provided, for the avoidance of doubt, none of (1) disclosure of the fact that the Company received an Acquisition Proposal and a description of the terms thereof, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (3) the public disclosure by the Company of such determination or (4) the delivery by the Company of any notice contemplated by Section 5.3(f) will be deemed to be a Recommendation Change; or

(ii) cause or permit any member of the Company Group to enter into an Alternative Acquisition Agreement.

(e) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the receipt of the Requisite Stockholder Approval:

(i) the Company Board may effect a Recommendation Change (within the meaning of clause (A) or (C) of the definition of “Recommendation Change”) in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board shall not effect such a Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the basis for such Recommendation Change; and

(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such four Business Day period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Commitment Letters in such a manner that would obviate the need to effect a Recommendation Change; or

(ii) if the Company has received a bona fide Acquisition Proposal (including, for the avoidance of doubt, pursuant to Section 5.3(a)) that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize and cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case so long as:

(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(ii), which notice shall specify, the identity of the Person making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements (including financing commitment letters relating to such Acquisition Proposal), and the status of discussions relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Commitment Letters that would obviate the need to effect such a Recommendation Change or termination; provided that, in the event of any material modifications, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(2) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice will be two Business Days and in no event shall any such additional two Business Day Notice Period be deemed to shorten the initial four Business Day Notice Period); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof) concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the Commitment Letters proposed by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal.

(f) Notice. As promptly as reasonably practicable (and in any event within one Business Day) following the expiration of the Go-Shop Period, the Company shall provide to Parent an exact copy of any written Acquisition Proposal made by an Excluded Party (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and, with respect to any Acquisition Proposal made orally, a written summary of the material terms thereof (including the identity of the applicable Excluded Party), in each case, which remains pending and not withdrawn. Following the expiration of the Go-Shop Period, the Company will promptly (and in any event within 24 hours) notify Parent in writing if any Acquisition Proposal is received by the Company Group or any of its Representatives or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to any Acquisition Proposal. Such notice shall include (i) the identity of the Person or “group” of Persons making such offers or proposals and (ii) (x) an exact copy of any written Acquisition Proposal made by such Person or “group” of Persons or (y) if such Acquisition Proposal is made orally, a summary of the material terms and conditions of such Acquisition Proposal. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal (including any material modifications, updates or supplements) and the status of any related material discussions or negotiations, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of any such Acquisition Proposal (provided that any financing commitments and fee letters relating to such Acquisition Proposal may be redacted with respect to the fee amounts and specific “market flex” provisions in a customary manner). Notwithstanding the foregoing, nothing in this Section 5.3(f) shall be deemed to or require the Company to provide Parent with notice or disclosure of facts or information that, by virtue of such notice or disclosure, would cause the Company to be in breach of its obligations under confidentiality agreements in effect on the date of this Agreement; provided, that to the extent reasonably practicable, the Company and Parent shall mutually agree on reasonable substitute disclosure arrangements that would not give rise to such breach.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from: (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3 and in the Support Agreements, respectively; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3 or Article VIII, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 5.3(e).

(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any (i) director or officer of the Company Group or (ii) other Representative of the Company Group acting at the express direction of a director or senior executive officer of the Company with respect to the matters contemplated by this Section 5.3 will be deemed to be a breach of this Section 5.3 by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (subject to any different standard set forth herein with respect to any covenant or obligation), the Buyer Parties, on the one hand, and the Company, on the other hand, shall, and shall cause their Affiliates to, (A) take (or cause to be taken) all actions, (B) do (or cause to be done) all things, and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii) causing the conditions set forth in Article VII to be satisfied; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Contract.

6.2 Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub, on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, and shall cause their respective Affiliates to, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws in connection with the Merger. No Party shall, and each Party shall cause its Affiliates not to, withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company shall, and shall cause their applicable Affiliates to, (A) cooperate and coordinate with the other in the making of such filings, (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (C) respond appropriately to any request for additional information by the Governmental Authorities and (D) use reasonable best efforts to take all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or obtain any required consents, pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and, in any event, prior to the Termination Date. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request. Parent will be solely responsible for, and will pay, all filing fees payable to any Governmental Authority under any Antitrust Law; provided, however, that if this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall reimburse Parent in full for all such filing fees paid by Parent or its applicable Affiliate by wire transfer of immediately available funds to an account or accounts designated in writing by Parent as promptly as practicable (and, in any event, within three Business Days) following such termination. For purposes of the HSR Act filings contemplated by this Section 6.2(a), Parent shall cause the Person that is required under the HSR Act to file as the acquiring person, including the applicable “ultimate parent entity” within the meaning of the HSR Act, to make such filing and to supply information required in connection therewith. For all purposes of this Section 6.2(a) only, the term “Affiliates” when used with respect to Parent or Merger Sub shall be deemed to include any fund, investment vehicle or account controlled, managed or advised by BCP Management and any portfolio company of any Buyer Party or their respective Affiliates (disregarding the proviso in the definition thereof) or any portfolio company of any fund, investment vehicle or account controlled, managed or advised by BCP Management or any other affiliated investment funds.

(b) Avoidance of Impediments. Notwithstanding anything to the contrary, the Parent and the Company agree to use reasonable best efforts to take (and to cause their Affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment, obtain all consents and make all filings under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the Parties to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as reasonably practicable, including (1) committing to or effecting, by consent decree, hold separate Orders, trust, or otherwise, the sale or disposition of (or limiting the freedom of action with respect to) such assets or businesses of the Company as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable and (2) proffering such actions or other actions with respect to the Company and entering into agreements with, and submission to orders of, the relevant

Governmental Authority giving effect thereto, in each case to the extent necessary to avoid, prevent, eliminate or remove the (A) commencement of any Legal Proceeding in any forum by a Governmental Authority or (B) actual, anticipated or threatened issuance of any Order, in each case of clauses (A) and (B), that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (any such action a “Remedy Action”). Further, each Party will, and will cause its respective Affiliates to, take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or Consent or approval of any foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining Order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws, in each case of clauses (x), (y) and (z), would preclude or delay consummation of the Merger beyond the Termination Date. If any Legal Proceeding is brought challenging any of the transactions contemplated hereby as violative of any Antitrust Laws, Parent shall, with the Company’s cooperation, contest and defend against (including through appeal) such Legal Proceeding, in order to avoid the entry of, or seek to have vacated, reversed or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, enjoin, prohibit or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) the Buyer Parties shall not be required to take (or cause their Affiliates to take) any Remedy Action with respect to the assets or operations of the Buyer Parties or their respective Affiliates; (ii) the Company shall take any Remedy Action if requested in writing by the Buyer Parties so as to permit and cause the condition set forth in Section 7.1(b) to be satisfied and shall not take any Remedy Action without the written consent of the Buyer Parties; and (iii) none of the Parties shall be required to take (or cause their Affiliates to take) any Remedy Action that is not conditioned on the Closing.

(c) Cooperation.

(i) Each of the Parties will, and will cause their respective Affiliates to, as applicable, furnish to the other such necessary information and reasonable assistance as the others may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any substantive inquiry from a Governmental Authority, including (w) promptly informing the other party of such inquiry, (x) consulting in advance before making any substantive presentations or submissions to a Governmental Authority to the extent not prohibited by Law, (y) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (z) supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement.

(ii) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party (and, in the case of Parent, Merger Sub, their Affiliates) from any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause each of their Affiliates not to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Buyer Parties to consummate the Transactions or otherwise prevent, materially impede, impair or delay the consummation of the Merger beyond the Termination Date (as such date may be extended pursuant to Section 8.1(c)).

6.3 Preparation of Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. Subject to the Buyer Parties’ timely performance of their obligations under Section 6.3(d), the Company (with the assistance and cooperation of the Buyer Parties as reasonably requested by the Company) will prepare and file with the SEC a preliminary proxy statement on Schedule 14A (as amended or supplemented, the “Proxy Statement”) relating to the Merger, this Agreement and the Company Stockholders Meeting within fifty-five (55) days of the date of this Agreement. Subject to Section 5.3(e), the Company must include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company, in consultation with Parent, determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of the Buyer Parties as reasonably requested by the Company) will promptly prepare and file such Other Required Company Filing with the SEC.

(c) Compliance with SEC and Stock Exchange Requirements. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing, as to the Company and its Subsidiaries, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Buyer Parties will use their reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing, as to the Buyer Parties and their Affiliates, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company will not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholders Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or

Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. Subject to any restrictions under applicable Law, the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, shall provide to the other, promptly after delivery or receipt thereof, copies of all correspondence between such Party or any of its Representatives and the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing and may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and each Buyer Party, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company and the Buyer Parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or its Staff with respect to the Proxy Statement or any Other Required Company Filing.

(g) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Company Stockholders as of the record date for notice established for the Company Stockholders Meeting as promptly as reasonably practicable following confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholders Meeting.

(a) Company Stockholders Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval, and no other matters shall be considered or voted upon at the Company Stockholders Meeting without Parent’s written consent (other than (i) a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (ii) whether to adjourn the Company Stockholders Meeting in accordance with Section 6.4(b)). Notwithstanding anything to the contrary in this Agreement, the Company will use its reasonable best efforts to cause the Company Stockholders Meeting to occur no later than the thirty-fifth (35th) calendar day following the mailing of the Proxy Statement. Subject to Section 5.3(e) and unless there has been a Recommendation Change in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholders Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn to a later date the Company Stockholders Meeting on no more than two occasions (and shall postpone or adjourn the Company Stockholders Meeting at the request of Parent under clauses (i) or (ii) below, on one occasion, unless the Company Board determines in good faith (after consultation with its outside legal counsel) that such postponement or adjournment would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law): (i) if the Company reasonably believes, after consultations with Parent, it is necessary to solicit additional votes in order to obtain the Requisite Stockholder Approval; (ii) if an insufficient number of shares of Company Common Stock are present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or a request from the SEC or its Staff; (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; or (v) if there has been a Recommendation Change, but in no event shall any single postponement or adjournment exceed 10 Business Days (unless required by applicable Law) or extend beyond the date that is three Business Days prior to the Termination Date.

6.5 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all actions within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such statute or regulation on the Merger.

6.6 Access. At all times during the period commencing upon the execution of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice, to the properties and books and records of the Company Group, in each case, solely for the purpose of consummating the Merger and at Parent’s sole cost and expense, except that the Company may restrict or otherwise prohibit access to any documents or information (including, in the Company’s sole discretion, pursuant to customary

“clean room”, “clean team” or other appropriate procedures) to the extent that (a) any applicable Law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract, (d) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons, (e) such documents or information are reasonably related to pricing or other matters that are commercially sensitive or competitive in nature or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that, in the event that the Company does not provide documents or information in reliance on clauses (a) through (e), it shall provide notice to Parent that it is withholding such documents or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not cause any of the potential harms described in clauses (a) through (e), including, in the Company’s sole discretion, pursuant to customary “clean-room,” “clean team” or other appropriate procedures. Nothing in this Section 6.6 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) would create a risk of damage or destruction (other than de minimis effects) to any property or assets of the Company or its Subsidiaries. Access shall not be permitted to perform any testing, monitoring, sampling or analysis of any environmental media, including any testing, monitoring, sampling or analysis of soil, groundwater, surface water, building materials, or air or wastewater emissions. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. All requests for access pursuant to this Section 6.6 must be directed to the General Counsel of the Company, or another person designated in writing by the Company. Notwithstanding anything in this Section 6.6 to the contrary, nothing in this Section 6.6 shall require the Company to permit any inspection of, or to disclose any information concerning Acquisition Proposals, which shall be governed by Section 5.3 or any information regarding the deliberations of the Company Board with respect to the transactions contemplated hereby or any similar transaction or transactions with any other person, the entry into this Agreement or any other Transaction Document, or any materials provided to the Company Board in connection therewith.

6.7 Section 16(b) Exemption. The Company will take (and will be permitted to take) all actions reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Organizational Documents and Contractual Agreements. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, (i) honor and fulfill, in all respects, the obligations of each member of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) and (ii) maintain, during the period commencing at the Effective Time and ending on the six year anniversary of the Effective Time, the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the certificates of incorporation, bylaws and other organizational documents of each member of the Company Group as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any individual who is or was a director or officer of the Company Group or is or was serving, at the request of the Company Group, as a director of any other Person (each such person, an “Indemnified Person”) without his or her written consent except to the extent required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.8(a) from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any actual or threatened Legal Proceeding or other matter, whether civil, criminal, administrative or investigative, to the extent that such actual or threatened Legal Proceeding or other matter is based on, arising out of or relating to the fact that such Person is or was a director or officer of the Company Group or such Person is or was serving, at the request of the Company Group, as a director of any other Person and based on, arising out of or relating to any act, omission, fact, circumstance or other matter occurring or existing on or prior to the Effective Time. Parent, the Surviving Corporation and its Subsidiaries shall advance such costs, fees and expenses incurred by or on behalf of the Indemnified Persons on a current basis (but no later than 30 days after the submission of invoices) to the fullest extent permitted by applicable Law, subject to the receipt by Parent of an undertaking by such Indemnified Person to repay the costs, fees and expenses so advanced in the event it is ultimately determined that such Indemnified Person is not entitled to be indemnified therefor; provided, that such Indemnified Person and its counsel shall reasonably consult with, and keep Parent reasonably informed of the status of, such claim, action, suit or proceeding, in each case, to the extent that the attorney-client privilege between the Indemnified Person and its counsel is not undermined or otherwise affected. Notwithstanding anything to the contrary set forth in this Agreement, Parent, the Surviving Corporation and its Subsidiaries shall not settle or compromise or consent to the entry of any judgment or otherwise terminate any actual or threatened Legal Proceeding or other matter in which an Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the seventh anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural persons insured by the Company Group’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as for the current fiscal year, which amount is set forth on Section 6.8 of the Company Disclosure Letter (such persons, “Insured Persons” and such insurance the “Current Insurance”) in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Effective Time on terms and conditions, including limits and retentions, that are no less favorable, in the aggregate, to the Insured Persons than the Current Insurance; provided, however, that the aggregate annual premium for such insurance shall not exceed 300% of the premium for the Current Insurance (the “Maximum Amount”); provided further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then the Surviving Corporation shall obtain the most coverage available for a cost not exceeding the Maximum Amount. Without limiting the foregoing, at or prior to the Effective Time, the Company may obtain directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” (“run-off”) insurance covering the Insured Persons in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Effective Time on terms and conditions, including limits and retentions, that are no less favorable, in the aggregate, to the Insured Persons than the Current Insurance.

(d) Third-Party Beneficiaries; No Impairment. The rights of each Indemnified Person and Insured Person under this Section 6.8 (i) shall survive consummation of the transactions contemplated by this Agreement; (ii) from and after the Effective Time, are intended to benefit, and shall be enforceable by, each Indemnified Person and Insured Person and their respective heirs, administrators, executors, successors, assigns and representatives (who, from and after the Effective Time, shall be third party beneficiaries of this Section 6.8); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnified Person or Insured Person (and their respective heirs, administrators, executors, successors, assigns and representatives) may have by contract (including any indemnification agreement), law, equity or otherwise. Nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its coverage obligations existing now or in the future. From and after the Effective Time, the obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that could adversely affect the rights of any Indemnified Person or Insured Person without the prior written consent of such affected Indemnified Person or Insured Person.

(e) Successors and Assigns. If Parent, the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then, in each case, such Person shall make proper provisions so that the successors and assigns of Parent, the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns will assume all of the obligations of Parent, the Surviving Corporation and its Subsidiaries set forth in this Section 6.8.

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9 Employee Matters.

(a) Employment; Benefits. As of immediately following the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”) the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee (i) a base salary (or base hourly wages, as the case may be) and target annual bonus opportunity (excluding any long-term incentive and equity or equity-based opportunities) that are no less than the base salary (or base hourly wages, as the case may be) and target annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusion), (ii) severance benefits to each Continuing Employee who is terminated by Parent, the Surviving Corporation or any of their respective subsidiaries without cause that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth on Section 6.9(a) of the Company Disclosure Letter, subject to the terms set forth on Section 6.9(a) of the Company Disclosure Letter, subject to the execution of a general release of claims in a form reasonably acceptable to Parent and (iii) employee benefits (excluding defined benefit pension, equity or equity-based, nonqualified deferred compensation, change in control, retention, incentive, bonus, stock purchase plans, long-term incentive or retiree or post-employment health or welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions).

(b) New Plans. To the extent that an Employee Plan or any other employee benefit plan, program, policy or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting (other than vesting of future equity awards), level of paid time off and severance benefit determinations to the same extent and for the same purpose as was credited to such Continuing Employee as of immediately prior to the Closing under the corresponding Employee Plan, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits and (ii) no service shall be required to be credited for benefit accrual purposes under any plan that provides for defined benefit pension benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) use commercially reasonable efforts to cause: (1) each Continuing Employee to, for the plan year in which the Closing occurs, be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such plans replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time; and (2) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing health benefits to any Continuing Employee, (x) all waiting periods, preexisting condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents to the extent waived or satisfied by such Continuing Employee under the corresponding Employee Plan as of immediately prior to the Closing, and (y) any eligible expenses incurred and paid by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date shall be given credit pursuant to such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Continuing Obligations. Parent shall or shall cause the Surviving Corporation to assume, honor, or provide all of the Employee Plans set forth on Section 3.18(a) of the Company Disclosure Letter until the end of the Continuation Period or, if sooner, until all obligations thereunder have been satisfied, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

(d) No Third-Party Rights. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other current or former employee or service provider (including any beneficiary or dependent thereof) of the Company, the Surviving Corporation, Parent or their respective Affiliates shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment or engagement for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment or engagement of any Continuing Employee or other service provider at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Employee Plans, or other benefit or compensation plans, programs, policies, agreements or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) establish or amend any Employee Plans or other benefit or compensation plans, programs, policies, agreements or arrangements.

6.10 Obligations of Merger Sub. Prior to Closing, Parent will take all action necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. After the Closing, Parent will take all action necessary to cause the Surviving Corporation to perform its obligations pursuant to this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and the Buyer Parties, on the other hand, will each (or, in the case that Parent and the Company hereafter agree to issue a joint press release in lieu thereof, will) be reasonably acceptable to the other Party. Thereafter, the Company, on the one hand, and the Buyer Parties, on the other hand, will consult with and give due consideration to reasonable comments from the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that (i) the Company will not be obligated to engage in such consultation with respect to communications that are (1) required by applicable Law, regulation or stock exchange rule or listing agreement (in which case, the Company shall use reasonable best efforts to give Parent a reasonable opportunity to review and comment and give reasonable and good faith consideration to such comments); (2) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party) and do not add additional material information not included in such previous communication, (3) related to (I) a Superior Proposal (including any Acquisition Proposal that the Company Board determines may reasonably be expected to lead to a Superior Proposal), Intervening Event or Recommendation Change or (II) during the Go-Shop Period, any Acquisition Proposal, or (4) with respect to any Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand, and (ii) Parent will not be obligated to engage in such consultation with respect to communications that are principally directed to any bona fide potential or existing limited partners, financing sources, equity holders, members, managers and investors of Parent or its Affiliates who are subject to customary confidentiality restrictions, so long as such communications are not inconsistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication.

6.12 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with reasonably prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Prior to the Effective Time, the Company will (a) give Parent the right to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) reasonably consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Except for settlements that are solely for monetary damages entirely covered within the limits of the Company’s and the Company Subsidiaries’ insurance policies (other than the deductible under insurance policies), the Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.12, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority except as expressly set forth in this Section 6.12.

6.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.14 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

6.15 Repaid Indebtedness; Convertible Notes.

(a) Repaid Indebtedness. At the Closing, the Buyer Parties, shall, on behalf of the Company Group, effect or cause to be effected, payment and, if applicable, cash collateralization, of all amounts required to fully discharge the then-outstanding obligations under all third-party Indebtedness under the Contracts set forth on Section 6.15(a) of the Company Disclosure Letter (other than (a) any contingent indemnification obligations as to which no claim has been asserted, (b) any related cash management services, hedging obligations or letters of credit which, by their terms, may require other credit support until they are terminated or replaced, and (c) any other obligations which, by their terms, are to survive the termination of any such Contract) (such Indebtedness, collectively, the “Repaid Indebtedness”); if the discharge of such Repaid Indebtedness is effectuated and documented by a payoff letter, each such payoff letter shall be in form and substance reasonably satisfactory to the Buyer Parties and the applicable Financing Sources, set forth the aggregate amounts required to satisfy in full all of the corresponding Repaid Indebtedness and, as applicable, provide that, upon receipt of such specified amount, all liens, security interests and any guarantees granted in connection therewith relating to the assets, rights and properties of the Company Group securing such Repaid Indebtedness (and any other obligations secured thereby) shall be released and terminated (and include an undertaking by the applicable agent thereunder to execute and file or permit the Company Group, the Buyer Parties or their respective designees to file, Uniform Commercial Code termination statements and such other documents or endorsements reasonably necessary to release and terminate such liens, security interests and guarantees) (such payoff letters, collectively, the “Payoff Letters”). The Company shall deliver, or cause to be delivered, the duly executed Payoff Letters to Parent at least two (2) Business Days prior to the Closing Date (with drafts of each such Payoff Letter provided to the Buyer Parties at least five (5) Business Days prior to the Closing Date). The Buyer Parties shall reasonably cooperate with the Company’s efforts under this Section 6.15.

(b) Convertible Notes. Prior to the Closing, the Company shall (i) deliver, in accordance with the terms of the Company’s outstanding convertible promissory notes (and any related note purchase or similar agreements, collectively, the “Convertible Notes”), all notices required to be delivered thereunder in connection with the execution of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) reasonably consult with Parent in connection with the delivery of such notices and the payoff, repurchase, redemption, conversion, settlement or other treatment of the Convertible Notes at or in connection with the Closing, in each case as reasonably requested by Parent and in accordance with the terms of the applicable Convertible Notes. The Company shall provide Parent a reasonable opportunity to review and comment on any such notice prior to its delivery and shall consider in good faith any comments reasonably proposed by Parent.

6.16 Financing Obligations.

(a) No Amendments to Financing Commitments. Prior to the Closing, Parent shall not, without the prior written consent of the Company, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, waiver, consent or other modification of the Financing Commitments (or any definitive agreements related thereto) or any other provisions of, or remedies under, the Financing Commitments (or any definitive agreements related thereto) or replace all or any portion of the Financing Commitments, in each case, to the extent such amendment, restatement, amendment and restatement, replacement, supplement, waiver, consent or other modification would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing to be funded at the Closing to an amount that is less than the Required Amount, (ii) materially delay the ability of the Buyer Parties to timely consummate the transactions contemplated by this Agreement, including the ability to pay the Required Amount, (iii) impose new or additional conditions precedent or other terms or otherwise expand, amend or modify any of the existing conditions precedent to the funding of all or any portion of the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) materially less likely to occur or (iv) otherwise materially delay or prevent the Closing or make the timely funding of the Financing or the satisfaction of the conditions precedent to obtaining the Financing materially less likely to occur, (v) adversely affect the ability of any of the Buyer Parties, any of their respective Affiliates or the Company, as applicable, to enforce its rights against the other parties to the Financing Commitments, or (vi) result in the termination of any Financing Commitment or any definitive agreement related thereto (the effects described in clauses (i) through (vi), collectively, the “Prohibited Modifications”), it being understood that Parent may amend, modify, supplement or waive any provision of the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement if (and only if) such action does not result in a Prohibited Modification and is otherwise in compliance with the other provisions of this Section 6.16. In the event of any amendment, restatement, amendment and restatement, replacement, supplement, waiver, consent or other modification of the Financing Commitments in accordance with this Section 6.16, (x) Parent shall promptly after execution thereof deliver to the Company copies thereof and (y) references in this Agreement to “Debt Financing,” “Debt Financing Commitment,” “Equity Financing,” “Financing,” “Financing Commitments,” “Financing Sources” (and the other like terms in this Agreement) shall be deemed to refer to the Financing as so amended, restated, amended and restated, supplemented, replaced, waived or otherwise modified. In the event all of the conditions set forth in the Debt Commitment Letter and the Equity Commitment Letter have been satisfied (or waived, to the extent permitted hereunder) and all of the conditions set forth in Section 7.1 and Section 7.2 (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing) have been satisfied (or waived), Parent shall cause the Financing Sources and the Guarantors (and, if applicable, the Co-Investors) to fund the applicable Financing for purposes of consummating the transactions contemplated by this Agreement. Neither Parent, any of Parent’s Affiliates nor any of their respective personnel or other Representatives shall take any action that could reasonably be expected to materially delay, impair or prevent the consummation of the Financing such that the Buyer Parties would not have amounts sufficient to pay the Required Amount.

(b) Taking of Necessary Actions. Prior to the earlier of the Closing and the valid termination of this Agreement, Parent shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its applicable Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including: (i) complying with its obligations under the applicable Financing Commitments, including by paying all commitment or other fees and amounts that become due and payable under or with respect to the Financing Commitments as they become due and payable; (ii) until the funding of the Financing Commitments at or prior to the Closing, maintaining in full force and effect the applicable Financing Commitments or the definitive agreements related thereto in accordance with the terms and subject to the conditions thereof without any Prohibited Modifications; (iii) negotiating, executing and delivering the definitive agreements with respect to the Debt Financing Commitment on the terms and conditions (including the “market flex” provisions) contained therein and without any Prohibited Modifications; (iv) satisfying on a timely basis (or seek a waiver of) all conditions to funding that are applicable to Parent or its Affiliates in the applicable Financing Commitments (or any definitive agreements related thereto); and (v) consummating the applicable Financing at or prior to the Closing, including by causing the full amount of the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter and, in the event that the conditions set forth in Section 7.1 (as it applies to Parent and the Buyer Parties) and Section 7.2 (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing) and the conditions set forth in the Debt Commitment Letter have been satisfied, or upon funding would be satisfied, cause the Debt Financing to be consummated at or prior to the time that the Closing is required to be effected by this Agreement. Upon written request of the Company, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter, as applicable, or any Alternative Debt Financing (as defined below). Parent shall give the Company, as promptly as practical, written notice (A) upon having knowledge of any material violation, material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to any of the Financing Commitments that would materially delay or prevent the Closing or result in insufficient funds to pay the Required Amount at the Closing, (B) of any actual or threatened reduction, withdrawal, repudiation or termination of the Financing by any Financing Source party to the Financing Commitments, (C) if for any reason Parent has determined (or should determine in good faith) that it will not be able to obtain all or any portion of the Financing such that the Buyer Parties would have insufficient funds to pay the Required Amount at the Closing, or (D) if any party to the Commitment Letters or any Affiliate or agent of such Person alleges in writing that any of the events set forth in clauses (A) through (C) has occurred (any of the foregoing, a “Financing Failure Event”). As soon as reasonably practicable following delivery by the Company to Parent of a written request therefor, and subject to the final sentence of this Section 6.16(b), Parent shall provide any information reasonably requested by the Company relating to the Financing or any circumstance referred to in clauses (A) through (D) of the immediately preceding sentence. Subject in all respects to Section 9.10(b), Parent will not, and shall cause the Guarantors not to, oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of the Company’s third-party beneficiary rights under the Equity Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, in no event shall reasonable best efforts of any Buyer Party require or be deemed or construed to require any Buyer Party or any of their respective Affiliates to (A) agree to any economic terms and fees that are, taken as a whole, materially less favorable than those contemplated by any Debt Commitment Letter (including any “market flex” provisions set forth in the Debt Fee Letter) as in effect at the Effective Time, (B) agree to any market flex provision materially less favorable to the Buyer Parties than any market flex provisions contained in any Debt Commitment Letter as in effect at the Effective Time (in either case, whether to secure waive of any conditions contained therein or otherwise), or (C) disclose any information (x) in respect of which disclosure is prohibited by applicable material Law, (y) that is subject to attorney client or similar privilege or constitutes attorney work product or (z) could conflict with any confidentiality requirement applicable to any Buyer Party.

(c) Alternative Debt Financing. Upon the occurrence of a Financing Failure Event or if all or any portion of the Debt Financing becomes unavailable for any reason such that the Buyer Parties would not have, when taken together with the cash amounts to be funded pursuant to the Equity Financing, amounts sufficient to fund the Required Amount, Parent shall promptly (i) notify the Company in writing of such event and the reasons giving rise to such event, (ii) use its reasonable best efforts to arrange to obtain the Debt Financing or such portion of the Debt Financing from the same or alternative Financing Sources, which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is and will be available to pay in cash the Required Amount (“Alternative Debt Financing”), and (iii) if applicable, use its reasonable best efforts to obtain a new financing commitment letter (together with its related term sheets, the “Alternative Debt Financing Commitment”) or a new definitive agreement with respect thereto. Parent shall not be obligated to obtain any Alternative Debt Financing on economic terms that are materially less favorable (taken as a whole) to Parent than the economic terms of the Debt Financing Commitment as of the date of this Agreement (taking into account any “market flex” provisions thereof). Without the prior written consent of the Company, any Alternative Debt Financing shall (A) not contain any terms that would constitute a Prohibited Modification when compared to the Debt Financing; and

(B) be in an amount that is sufficient, when added to any portion of the Debt Financing that is and will be available and the cash amounts to be funded pursuant to the Equity Financing, to pay the Required Amount. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing, any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment. Parent shall promptly deliver to the Company true, correct and complete copies of all Contracts or other arrangements pursuant to which any alternative Financing Source shall have committed to provide any portion of the Alternative Debt Financing; provided, that any fee letters delivered in connection therewith may be redacted in a manner consistent with the Debt Fee Letter provided as of the date of this Agreement.

(d) No Exclusive Arrangements. In no event will any Guarantor, Parent, Merger Sub, or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in the Buyer Parties and the financing sources or potential financing sources of the Buyer Parties and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt financing, equity financing or financial advisory services to any Person, in each case, in connection with a transaction relating to the Company Group or in connection with the Merger.

(e) No Financing Condition. Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10(b), each Buyer Party acknowledges and agrees that compliance by the Buyer Parties with this Section 6.16 shall not relieve any Buyer Party of its obligations to consummate the transactions contemplated by this Agreement, whether or not the Financing or any Alternative Debt Financing is available.

(f) Equity Syndication.

(i) Subject to Section 6.16(d), during the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company hereby consents to the inclusion of BCP Management’s existing limited partners, investors, co-investors or similar equity financing sources in any fund, vehicle or managed account controlled, managed, administered or professionally advised for investment purposes by BCP Management, in each case, (x) as such Persons have been identified in writing by or on behalf of Parent to the Company or its applicable Representative prior to the execution of this Agreement and (y) to the extent such Persons are not evaluating a potential Acquisition Transaction or Acquisition Proposal as a principal, as Representatives (as defined in the Confidentiality Agreement) of BCP Management, in each case solely for purposes of evaluating, arranging, syndicating, committing to or consummating the Equity Financing or any other equity financing for the transactions contemplated by this Agreement; provided that each such recipient is informed of the confidential nature of such information and is subject to confidentiality obligations with respect thereto that are no less restrictive in any material respect than those applicable to Parent under the Confidentiality Agreement; provided, further that for the avoidance of doubt, each such Person shall be subject to all of the terms of the Confidentiality Agreement which are applicable to BCP Management’s Representatives (as defined in the Confidentiality Agreement) thereunder. The Company shall, at Parent’s sole cost and expense, use commercially reasonable efforts to reasonably cooperate with Parent in connection with the foregoing syndication, including by providing reasonable assistance in responding to reasonable diligence questions from such recipients (such obligations, the “Specified Syndication Obligations”). To the extent the Confidentiality Agreement would prohibit, restrict or otherwise limit the foregoing, this Agreement shall control and the Confidentiality Agreement shall be deemed amended and superseded solely to such limited extent.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, (x) the Company shall not be deemed to have breached any of the Specified Syndication Obligations and (y) any alleged breach by the Company of the Specified Syndication Obligations shall not be considered in determining the satisfaction of the condition set forth in Section 7.3(b) with respect to the Specified Syndication Obligations, in each case, unless each of the following conditions is satisfied: (i) a member of the Company Group committed a Willful and Material Breach of the Specified Syndication Obligations; (ii) Parent has provided written notice to the Company of such alleged Willful and Material Breach, which notice set forth with reasonable specificity (A) the nature of the alleged breach and (B) the reasonable actions that Parent requests the Company take in order to cure such alleged Willful and Material Breach; and (iii) the Company has not taken such steps or otherwise cured such alleged Willful and Material Breach within 15 Business Days after the Company’s receipt of such notice (or, if longer, such time as may remain prior to the date that is 10 Business Days prior to the Termination Date).

6.17 Financing Cooperation.

(a) Cooperation with Debt Financing. Prior to the Effective Time, and in all cases subject to the limitations set forth herein, the Company shall, and shall use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to, use its and their respective reasonable best efforts (or, with respect to clauses (iii) (with respect to clause (i) of the definition of Required Financial Information) and (vi), without any “reasonable best efforts” qualifier) to provide Parent, at Parent’s sole cost and expense (including all reasonable and documented out-of-pocket third-party costs incurred by the Company, its Subsidiaries and each of its and their respective Representatives), with such reasonable and customary cooperation as may be reasonably requested by Parent in writing (email being sufficient) to assist the Buyer Parties in arranging the Debt Financing, including using reasonable best efforts to:

(i) cause members of management, with appropriate seniority and expertise, of the Company to participate in a reasonable number of meetings, presentations with actual or prospective lenders, and sessions with rating agencies (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii) in each case following Parent’s reasonable written request, provide reasonable assistance to Parent in the preparation of customary rating agency presentations, bank information memoranda, lender presentations and similar documents, in each case, solely as required in connection with the Debt Financing (which, where customary, shall contain exculpatory language reasonably satisfactory to the Company);

(iii) as promptly as practicable, furnish Parent with the Required Financial Information; provided, that such information is reasonably available to the Company and prepared by the Company in the ordinary course of business;

(iv) provide reasonable assistance to Parent in (A) Parent’s preparation and negotiation of one or more credit agreements, guarantees, certificates, legal opinions and other definitive financing documents (collectively, the “Debt Financing Documents”), to the extent required in connection with the Debt Financing and reasonably requested by Parent and (B) facilitating the execution and delivery at the Closing of the Debt Financing Documents, including by requesting that the appropriate officers of the Surviving Corporation be available upon reasonable notice from Parent and its counsel to sign any credit agreements or credit agreement amendments, any guarantee and collateral agreements or supplements or any other Debt Financing Documents and related customary officer’s certificates, secretary’s certificates, perfection certificates and other documentation required by the Financing Sources as a condition to obtaining the Debt Financing and the Debt Financing Documents in anticipation of the Closing, and furnishing all information related to the Company Securities and the assets of the Company Group to Parent required to be included in any schedules to the Debt Financing Documents or in any perfection certificates; provided, that the effectiveness of any such Debt Financing Documents shall not occur prior to the Effective Time;

(v) to the extent required by the Debt Financing, facilitate the pledging of, granting of security interests in (and perfection thereof), and otherwise granting of liens on, the Company Securities and the assets of the Company Group, including delivery of possessory collateral (such as certificated equity and promissory notes) within its possession to the Parent or the Financing Sources at, and subject to the occurrence of, the Closing;

(vi) furnish Parent with all documentation and other information about the Company Group as is reasonably requested in writing by Parent and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case at least four (4) Business Days prior to the Closing Date if reasonably requested by Parent in writing at least nine (9) Business Days prior to the Closing Date; and

(vii) take all reasonably requested formal corporate or similar actions, subject to the occurrence of the Closing, to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to fund the amounts required to be funded on the Closing Date pursuant to the terms hereof.

(b) Obligations of the Company. Notwithstanding anything to the contrary set forth in this Agreement (including this Section 6.17(b)), nothing in this Agreement (including this Section 6.17(b)) shall require any such cooperation or efforts from any member of the Company Group, any Affiliate of any member of the Company Group, any Representative of any member of the Company Group, or any Representative of any Affiliate of any member of the Company Group, in each case, prior to the Effective Time, to the extent that such cooperation or efforts would or would reasonably be expected to: (i) cause any representation, warranty or covenant in, or any other term of, this Agreement to be breached, require any waiver or amendment of any term of this Agreement or cause any condition to Closing set forth in Article VII to fail to be satisfied; (ii) require any member of the Company Group or any of its Affiliates or any of its or their respective Representatives to incur any liability or obligations (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or to pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities in connection with the Debt Financing; (iii) require any member of the Company Group, any Affiliate of any member of the Company Group, any Representative of any member of the Company Group, or any Representative of any Affiliate of any member of the Company Group to enter into, execute, deliver, approve, modify or perform any agreement, instrument, certificate (including any certificate as to solvency) or other documentation (other than in accordance with Section 6.17(e)), in each case, in connection with the Debt Financing that is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement; (iv) unreasonably interfere with the conduct of the business or ongoing commercial operations of any member of the Company Group; (v) create an obligation to prepare or deliver (I) any pro forma financial information (it being understood and agreed that the Company Group will provide information reasonably requested in writing by Parent and necessary to permit Parent to prepare pro forma financial information, projections or other forward-looking financial information (excluding information relating to (1) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto, (2) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, or (3) any financial information related to Parent or any of its Subsidiaries or any adjustments, whether or not directly related to the acquisition of the Company Group)) or (II) change any fiscal period prior to the Closing Date; (vi) require the Company Group or any of its Affiliates or any of its or their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action to approve or authorize the execution of the Debt Financing (other than any such resolutions or consents that are effective on (but not prior to) the Closing); (vii) require the Company Group or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letters or comfort letter in connection with the Debt Financing; (viii) provide access to or disclose any information that the Company determines in its reasonable discretion would jeopardize attorney-client privilege, attorney work product protections or other applicable legal privilege or similar protection or could conflict with any confidentiality requirement applicable to any member of the Company Group; (ix) take any action that the Company determines would conflict in any material respect with, or result in any violation of, the organizational documents of the Company Group or any of its Affiliates or any applicable Laws or fiduciary duty or would result in a contravention, violation or breach of, or default under, any Contract or permit to which any member of the Company Group or any of their respective Affiliates is a party or by which it or any of its property is bound; (x) cause any officers, directors, manager, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company Group or any of its Affiliates to incur any personal liability; (xi) require any member of the Company Group to make any representations, warranties or certifications prior to the Effective Time; or (xii) require any member of the Company Group to cause or permit any liens to be placed on any of its property prior to the Effective Time. No member of the Company Group shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(c) Use of Logos. The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or reasonably likely to (A) harm, disparage or adversely affect the Company Group or the reputation, goodwill or marks of the Company Group, or (B) violate any existing contractual obligations of the Company Group, (ii) are used solely in connection with a description of the Company Group, its business or the Merger, and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes, including any branding or style guidelines; provided, that Parent will provide the Company with a reasonable opportunity to review any documents, communications or other materials under which such logos are used and consider in good faith the reasonable comments of the Company prior to the distribution, disclosure or use thereof.

(d) Confidentiality. All non-public or other confidential information provided by the Company Group or any of their Affiliates or Representatives pursuant to Section 6.17 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources, ratings agencies and prospective lenders during the arrangement or obtaining of the Debt Financing (and, in each case, to their respective counsel and auditors); provided that the recipients of such information (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. Promptly upon the written request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including any documented and reasonable attorneys’ fees of a single outside counsel to the Company Group and its Affiliates, taken as a whole) incurred by any member of the Company Group in connection with Debt Financing, including the cooperation of the Company Group contemplated by this Section 6.17; provided, that such reimbursement will not include costs and expenses incurred with the preparation of any financial statements or data that would be prepared by the Company Group in the ordinary course of business.

(f) Indemnification. The Company Group and its Affiliates and its and their respective Representatives, and the successors and assigns of each of the foregoing Persons, shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees of a single outside counsel to the Company Group, and its Affiliates, taken as a whole), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with (a) any obligations with respect to the cooperation provided pursuant to this Section 6.17 or any information utilized in connection therewith or (b) the arrangement of the Debt Financing (in each case, except with respect to any losses and other liabilities arising from the Company Group or their Affiliates or Representatives’ gross negligence, bad faith or willful misconduct). Parent’s obligations pursuant to Section 6.16(f), Section 6.17(e) and this Section 6.17(f) are referred to collectively as the “Reimbursement Obligations”.

(g) No Financing Condition. The Buyer Parties acknowledge and agree that the receipt or availability of any funds or financing (including the Financing) is not a condition to the Closing and notwithstanding anything to the contrary set forth in this Agreement, the Buyer Parties’ obligations hereunder are not conditioned in any manner upon Parent obtaining the Financing or any other financing. If the Financing has not been obtained, the Buyer Parties will each continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated under this Agreement.

(h) Deemed No Breach. Notwithstanding anything to the contrary set forth in this Agreement, (x) the Company shall not be deemed to have breached any of its obligations under this Section 6.17 and (y) any alleged breach by the Company of this Section 6.17 shall not be considered in determining the satisfaction of the condition set forth in Section 7.3(b) with respect to this Section 6.17, in each case, unless each of the following conditions is satisfied: (i) a member of the Company Group committed a Willful and Material Breach of an express obligation set forth in this Section 6.17; (ii) Parent has provided written notice to the Company of such alleged Willful and Material Breach, which notice set forth with reasonable specificity (A) the nature of the alleged breach and (B) the reasonable actions that Parent requests the Company take in order to cure such alleged Willful and Material Breach (and such actions are in accordance with the limitations set forth in this Section 6.17); (iii) the Company has not taken such steps or otherwise cured such alleged Willful and Material Breach within 15 Business Days after the Company’s receipt of such notice (or, if longer, such time as may remain prior to the date that is 10 Business Days prior to the Termination Date); (iv) the Debt Financing has not been consummated on or prior to the Termination Date; and (v) such Willful and Material Breach by a member of the Company Group is the primary cause of the failure of the Debt Financing to be consummated.

6.18 FIRPTA Certificate. The Company shall deliver to Parent prior to Closing (i) a duly executed certification of the Company, prepared in accordance with Treasury Regulations Sections 1.897-2(g) and (h) and 1.1445-2(c), dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, however, that the delivery of such certificate and notice shall not be a condition to Closing and Parent’s sole recourse with respect to the failure to provide such certificate and notice under this Section 6.18 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.12. The Company hereby authorizes Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Antitrust Laws. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and any commitments not to close any of the transactions contemplated by this Agreement before a certain date under a timing agreement entered into by the Parties with any Governmental Authority shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (other than any FDI Law) or Order after the date hereof that is in effect that prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of the Buyer Parties The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except, in each case, for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.7(c) (other than the first and third sentences of such section) and Section 3.28 shall be true and correct in all material respects as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material aspects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), Section 3.7(b) and the first and third sentences of Section 3.7(c) shall be true and correct in all respects (other than inaccuracies de minimis in nature and amount relative to the aggregate value of the Merger and other transactions contemplated hereby) as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct (other than de minimis inaccuracies) as of such earlier date).

(iv) The representation and warranty set forth in Section 3.12(b) shall be true and correct in all respects as of the Closing as if made at and as of the Closing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations in this Agreement required to be performed by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties shall have received at the Closing a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct as of the Closing as if made at and as of the Closing, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties shall have performed in all material respects all obligations in this Agreement required to be performed by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated, whether prior to or after the receipt of the Requisite Stockholder Approval or adoption of this Agreement by Parent as the sole stockholder of Merger Sub, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time, in the event that any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party (treating Parent and Merger Sub as one party for this purpose) whose action or omission has been the primary cause of, or resulted in, the issuance of such Order;

(c) by either Parent or the Company, at any time prior to the Effective Time in the event that the Closing has not occurred by 11:59 p.m., Eastern time, on February 9, 2027 or such later time and date as is agreed to in writing by Parent and the Company (the “Termination Date”), except that (i) in the event that on such date the conditions set forth in Section 7.1(b) have not been satisfied, but the other conditions set forth in Section 7.1 or Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, and which conditions are capable of being satisfied if the Closing were to occur), then the Termination Date shall be automatically extended (without any further action by any Party) to 11:59 p.m., Eastern time, on May 10, 2027 and (ii) the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party (treating Parent and Merger Sub as one party for this purpose) whose action or omission has been the primary cause of, or resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company in the event that the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Requisite Stockholder Approval shall not have been obtained upon a vote taken thereon;

(e) by Parent, at any time prior to the Effective Time, in the event that the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.2, provided that (i) if such breach, failure to perform or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure to perform or inaccuracy delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure to perform or inaccuracy has been cured prior to such termination, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it or Merger Sub is then in breach of any provision of this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f) by Parent, in the event that at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board has effected a Recommendation Change;

(g) by the Company, at any time prior to the Effective Time, in the event that Parent or Merger Sub has breached or failed to perform or there is any inaccuracy of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.3; provided that (i) if such breach, failure to perform or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure to perform or inaccuracy delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure to perform or inaccuracy has been cured prior to such termination, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(h) by the Company, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3; provided that substantially concurrently with such termination the Company Termination Fee due to Parent is paid in accordance with Section 8.3(b)(iii); or

(i) by the Company, at any time prior to the Effective Time in the event that (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub have failed to effect the Closing by the date on which the Closing was required to occur pursuant to Section 2.3, (iii) following such failure by Parent and Merger Sub to effect the Closing and at least three (3) Business Days prior to such termination, the Company shall have irrevocably confirmed in writing (and not withdrawn such confirmation) that the Company is (and remains throughout such three (3)-Business Day period) ready, willing and able to effect the Closing and (iv) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days after the delivery of such written confirmation from the Company referred to in the foregoing clause (iii).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 4.16, the antepenultimate sentence of Section 6.6, Section 6.11, Section 6.16(f)(i) (to the extent related to the Reimbursement Obligations), Section 6.17(d), Section 6.17(e), Section 6.17(f), this Section 8.2, Section 8.3 and Article IX (and all relevant definitions) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(f), the Company Liability Cap, and the Liability Cap, nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement by such Party prior to or in connection with the termination of this Agreement. In addition to the foregoing, neither the execution nor the termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms. The Buyer Parties acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10(b), but subject to Section 8.3(f) and the Liability Cap, recoverable damages of the Company as a result of a Willful and Material Breach of this Agreement by Parent shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the equity holders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s equity holders under this Agreement and the time value of money, which in each case shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of its equity holders.

8.3 Fees and Expenses.

(a) General. Except as otherwise set forth in this Agreement, including Section 6.2, Section 6.6, Section 6.17, this Section 8.3 and Section 9.11, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.9(f), Parent shall pay or cause to be paid all Transfer Taxes and, at its sole cost and expense, shall file or cause to be filed all Tax Returns and other documentation necessary with respect thereto.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(d), or (y) Section 8.1(c) or Section 8.1(e) (as a result of the Company’s breach of Section 5.3), in the case of clause (y), at a time when the Requisite Stockholder Approval has not been obtained; (B) following the execution and delivery of this Agreement and prior to (x) the Company Stockholders Meeting (with respect to the foregoing clause (A)(x)) or (y) the date of termination of this Agreement (with respect to the foregoing clause (A)(y)), an Acquisition Proposal shall have been publicly announced to Company Stockholders or otherwise publicly disclosed and not publicly withdrawn prior to such termination and (C) the Company or any other member of the Company Group (x) consummates an Acquisition Transaction with respect to any Acquisition Proposal or (y) enters into an Alternative Acquisition Agreement with respect to the Acquisition Proposal described in the foregoing clause (B), in each case, within 12 months following such termination of this Agreement, then the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent as promptly as practicable (and, in any event, within three Business Days) following the earlier of the entry into such Alternative Acquisition Agreement or consummation of such Acquisition Proposal. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated by (A) Parent pursuant to Section 8.1(f), or (B) by the Company pursuant to Section 8.1(c) at a time when Parent had the right to terminate this Agreement pursuant to Section 8.1(f), then the Company shall promptly (and, in any event, within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if this Agreement is validly terminated by Parent pursuant to the Company Board (or a committee thereof) having effected a Recommendation Change on or prior to September 28, 2026 with respect to an Acquisition Proposal by an Excluded Party, the “Company Termination Fee” shall be deemed to be an amount equal to $13,430,836.

(iii) If this Agreement is validly terminated by the Company pursuant to Section 8.1(h), then the Company shall prior to or substantially concurrently with such termination pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if this Agreement is validly terminated by the Company in order to substantially concurrently enter into an Alternative Acquisition Agreement on or prior to September 28, 2026 with respect to a Superior Proposal received from an Excluded Party, the “Company Termination Fee” shall be deemed to be an amount equal to $13,430,836.

(c) Parent Termination Fee. If this Agreement is validly terminated pursuant to (i) Section 8.1(g), (ii) Section 8.1(i) or (iii) Section 8.1(c) at a time when the Company had the right to terminate this Agreement pursuant to Section 8.1(i) (provided that clauses (iii) and (iv) of such termination provision shall be deemed to be satisfied for purposes of determining the Company’s right to terminate for purposes of this Section 8.3(c)), then Parent shall promptly (and, in any event, within three Business Days) following such termination pay, or cause to be paid, to the Company an amount equal to $46,048,580 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(c) and, in order to obtain such payment, Parent or the Company, as applicable, commences a Legal Proceeding that results in a judgment against the Company or Parent, as applicable, for the amount set forth in Section 8.3(b) or Section 8.3(c) or any portion thereof, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with such Legal Proceeding in an amount not to exceed $3,500,000 (the “Enforcement Costs”), together with interest on such amount set forth in Section 8.3(b) or Section 8.3(c) or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received (but excluding the date of actual payment), or a lesser rate that is the maximum permitted by applicable Law. Any amounts payable pursuant to this Section 8.3(e) shall be paid to the Company or Parent, as the case may be, by wire transfer of immediately available funds.

(f) Sole Remedy.

(i) Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 8.3(b), Parent’s receipt of payments by the Company pursuant to Sections 6.2, 8.3(e) and 9.11, to the extent owed, and Parent’s right to specific performance pursuant to Section 9.10 will be the sole and exclusive remedies of the Buyer Parties and each of their respective Affiliates (other than in the event of fraud or Willful and Material Breach, subject to the Company Liability Cap) against (A) the Company, its Subsidiaries and each of their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby. Upon payment of the Company Termination Fee, if payable hereunder, none of the Company Related Parties will have any further liability or obligation to any Buyer Party relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that (1) the Parties (or their Affiliates) will remain obligated with respect to, and the Buyer Parties and their Subsidiaries may be entitled to remedies with respect to, the matters set forth in the first sentence of this Section 8.3(f)(i) and (2) with respect to claims for fraud or Willful and Material Breach (subject to the Company Liability Cap)). Although the Buyer Parties may pursue a grant of specific performance to cause the Closing to occur, under no circumstances shall any Buyer Party be permitted or entitled to receive both a grant of specific performance ordering the Parties to consummate the Closing and the payment of the Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, (x) under no circumstances shall the maximum aggregate liability of the Company Related Parties for monetary damages or other monetary remedies (including payment of the Company Termination Fee, any Enforcement Costs or any other losses or other amounts payable pursuant to this Agreement), whether at law or in equity, in contract, tort or otherwise, in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than $49,648,580 (the “Company Liability Cap”) and (y) in no event shall any Parent Related Party or any other Person acting on their behalf, be entitled to, or in any event receive, monetary damages or other monetary remedies in excess of an amount equal to the Liability Cap against the Company Related Parties, whether at law or in equity, in contract, tort or otherwise.

(ii) Without limitation to the Company’s right to equitable relief pursuant to Section 9.10, in the event that this Agreement is validly terminated in accordance with its terms, (A) the Company’s receipt of the Parent Termination Fee, to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Financing Commitments with respect thereto), (B) the Company’s receipt of payments by Parent pursuant to Sections 8.3(e) and 9.11, to the extent owed, (C) the Company’s right to enforce its rights under the Reimbursement Obligations and (D) the Company’s right to enforce its rights and remedies, including obtaining an injunction, specific performance or other equitable remedies under the Confidentiality Agreement, and the Guarantee will be the sole and exclusive remedies of the Company and its Affiliates against (x) the Buyer Parties and each of their respective Affiliates (which, for purposes of this Section 8.3(f)(ii), shall include any fund, investment vehicle or account controlled, managed or advised by BCP Management), (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Buyer Parties, each of their respective Subsidiaries and each of their respective Affiliates, including the Guarantors (collectively, the “Parent Related Parties”) (it being agreed that any fund, investment vehicle or account controlled, managed or advised by BCP Management and any portfolio company of any Buyer Party or their respective Affiliates or any portfolio company of any fund, investment vehicle or account controlled, managed or advised by BCP Management shall constitute a Parent Related Party for purposes of this Section 8.3, Section 9.8 and Section 9.16), and (z) the Financing Sources in respect of this Agreement, any agreement executed in connection herewith (including the Financing Commitments) and the transactions contemplated hereby and thereby. Following the valid termination of this Agreement in accordance with its terms, if (and only if) the Company receives the Parent Termination Fee (and all other amounts that it is owed, including any Reimbursement Obligations), none of the Parent Related Parties or Financing Sources will have any further liability or obligation to the Company arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the matters set forth in this Section 8.3(f)(ii)(A)-(D), including any interest that may be owing or awarded pursuant to Section 8.3(e)). Although the Company may pursue a grant of specific performance in accordance with Section 9.10(b) to cause the Closing to occur, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance ordering the Parties to consummate the Closing and the payment of the Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, (x) under no circumstances shall the maximum aggregate liability of the Parent Related Parties for monetary damages or other monetary remedies (including payment of the Parent Termination Fee, any Enforcement Costs or any other losses or other amounts payable pursuant to this Agreement), whether at law or in equity, in contract, tort or otherwise, in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than $49,648,580 (the “Liability Cap”) and (y) in no event shall any Company Related Party or any other Person acting on their behalf, be entitled to, or in any event receive, monetary damages or other monetary remedies in excess of an amount equal to the Liability Cap against the Parent Related Parties, whether at law or in equity, in contract, tort or otherwise; provided, that the foregoing Liability Cap shall not apply to any claims or damages arising out of or relating to any breach of the Confidentiality Agreement.

8.4 Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 8.4 shall in any way limit or modify (x) the rights of the Company and its Affiliates from and after the Effective Time under any Debt Financing Commitment or the definitive debt documents executed in connection with the Debt Financing to the extent the Company or any of its Affiliates are party thereto or express third-party beneficiaries thereunder or the rights of the Company and its Affiliates against the Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date, (y) the rights and obligations of Parent and its Affiliates pursuant to or in connection with this Agreement, the Debt Commitment Letter or any Contract relating to the Debt Financing, and (z) the obligations of the Financing Sources under the Debt Commitment Letter.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms are to be performed at or after the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case to the intended recipient as set forth below:

(a) if to the Buyer Parties to:

Prive Parent, Inc.

c/o Bernhard Capital Partners

400 Convention Street, Suite 1010

Baton Rouge, LA 70802

Attention: Christopher Dillon; Lucie R. Kantrow

Email: [redacted]; [redacted]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: William J. Benitez, P.C.; D. Alex Robertson, P.C.; Jonathan Sapp

Email: wbenitez@kirkland.com; alex.robertson@kirkland.com; jonathan.sapp@kirkland.com

(b) if to the Company (prior to the Effective Time) to:

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive, Suite 520

Reston, VA 20191

Attention: Elizabeth Abdoo

Email: [redacted]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Charles Ruck; Joel Trotter; Ian Nussbaum

Email: Charles.Ruck@lw.com; Joel.Trotter@lw.com; Ian.Nussbaum@lw.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice or (B) that is one Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Company Board), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding the foregoing, this Section 9.3 and Sections 8.3(b), 8.3(f), 8.4, 9.4, 9.8, 9.11, 9.12 and 9.13, as such provisions relate to the Financing Sources, shall not be amended in a manner that is adverse to any Financing Source without the prior written consent of the Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, (i) any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of this Section 9.4). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any failure or delay in exercising any right, power or privilege pursuant to this Agreement will not constitute a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in equity (except to the extent expressly provided otherwise in this Agreement).

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights pursuant to this Agreement from and after the Effective Time, with prior written notice to the Company, (a) to any of their respective Affiliates (and such assignment shall only be valid for so long as such Affiliate remains controlled by BCP Management) or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, in each case of clauses (a) and (b), subject to the penultimate sentence and the final sentence of this Section 9.5. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. (i) No assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement and (ii) no assignment shall relieve Parent or Merger Sub of any of its obligations pursuant to this Agreement. Any purported assignment of this Agreement without the consent required by this Section 9.5 is null and void.

9.6 Confidentiality. The Buyer Parties and the Company hereby acknowledge that BCP Management and the Company have previously executed that certain Confidentiality Agreement, dated as of June 4, 2026 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary set forth in this Agreement, (a) the Confidentiality Agreement will (i) not be superseded, (ii) survive any termination of this Agreement, and (iii) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto and (b) the Company Disclosure Letter and the Parent Disclosure Letter shall not, pursuant to Section 268(b) of the DGCL, be deemed part of this Agreement for purposes of any provision of the DGCL, but shall have the effects provided in this Agreement.

9.8 Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.8, Section 6.16(f)(i) (to the extent related to the Reimbursement Obligations), Section 6.17(e) and Section 6.17(f), (b) if the Closing occurs, for the rights of the holders of Company Common Stock, Company Equity Awards under Article II, including the right to receive the Per Share Price and the Equity Award Consideration, respectively, in each case after the Effective Time, (c) without limitation to Section 9.10, but subject to Section 8.3(f) and the Liability Cap, the Company shall have the right to pursue damages, on behalf of its stockholders, in the event of any Buyer Party’s Willful and Material Breach of this Agreement, which right is acknowledged by each Buyer Party and (d) with respect to the limitations on liability of the Company Related Parties and Parent Related Parties set forth in Section 8.3(f). Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.3(f) and the Liability Cap, (x) without limitation to the foregoing or Section 9.10, each Buyer Party expressly acknowledges and agrees, at or after the time at which the Requisite Stockholder Approval shall have been obtained, that the Company shall have the right, on behalf of its stockholders, and is hereby appointed as representative of its stockholders solely for purposes of this Section 9.8, to pursue damages against any Buyer Party for the loss of the Per Share Price and the Equity Award Consideration (as applicable), including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder, in the event of any Willful and Material Breach of this Agreement by any Buyer Party in respect of which the Company is entitled to bring a claim hereunder. Such appointment of the Company as representative of the Company’s stockholders shall be irrevocable and binding on all of the Company’s stockholders from and after receipt of the Requisite Stockholder Approval. Notwithstanding anything to the contrary contained herein, each Financing Source shall be an intended third party beneficiary of, and shall be entitled to enforce the provisions of, this Section 9.8 and Sections 8.3(b), 8.3(f), 8.4, 9.3, 9.4, 9.11, 9.12 and 9.13.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.3(f): (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right to obtain equitable relief, including an order of specific performance, is an integral part of the Merger and without those rights, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of any Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter); provided, that notwithstanding the foregoing, the Parties agree that the right of the Company to specific performance or other equitable remedies to cause the Equity Financing to be funded under the Equity Commitment Letter or to consummate the Closing (but not the right of the Company to specific performance or other equitable remedies for any other reason) shall be subject to the requirement that:

(1) all of the conditions to Closing set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, and which conditions are capable of being satisfied if the Closing were to occur) have been satisfied or waived by Parent, and the Buyer Parties have failed to complete the Closing by the date the Closing should have occurred pursuant to Section 2.3;

(2) the proceeds of the Debt Financing (or any Alternative Debt Financing) have been funded or are capable of being funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing; and

(3) the Company has confirmed in writing to Parent that, if the Debt Financing (or any Alternative Debt Financing) and Equity Financing are funded, then the Closing will occur.

(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or any of the Buyer Parties, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to consummate the Closing or perform any covenant or other agreement under this Agreement, the performance of which would be required to satisfy any condition set forth in Article VII. If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party or the terms and provisions of the Equity Commitment Letter by Parent or any Guarantor, the Termination Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

9.11 Governing Law. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the Laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction. In the event of any litigation or other proceeding between the Parties arising out of or in any way related to the consummation of the Closing, the prevailing Party in such litigation or other proceeding shall be entitled to recover its attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such Party may be entitled.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, solely if any federal court within the State of Delaware declines to accept jurisdiction over such a matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Notwithstanding the foregoing, each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties agree that any violation of this Section 9.12(a) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

(b) Jurisdiction for Financing Sources. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and irrevocably agree: (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Financing Commitment or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan, any state court located in the City and County of New York, and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support any Person in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Financing Commitment will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (v) to waive and hereby waive, to the fullest extent permitted by law, trial by jury in any such Legal Proceeding brought against the Financing Sources; and (vi) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state).

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13. EACH PARTY HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE DEBT FEE LETTER OR ANY OTHER CONTRACT ENTERED INTO WITH RESPECT TO THE DEBT FINANCING OR THE PERFORMANCE OF ANY SERVICES THEREUNDER.

9.14 Company Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, notwithstanding the omission of any reference or cross-reference thereto.

9.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.16 No Recourse.

(a) In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Affiliates or Representatives acting on its behalf to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims, actions, charges, lawsuits and litigation that the Company may assert (i) against Parent or Merger Sub to the extent expressly provided for in this Agreement, (ii) against BCP Management pursuant to the Confidentiality Agreement, (iii) against the Guarantors to the extent expressly provided for in the Equity Commitment Letter or the Guarantee, (iv) against the Supporting Stockholders pursuant to the Support Agreements or (v) without duplication of clauses (i)-(iii), against any Person expressly named as a party to any Transaction Document to the extent expressly provided for in such Transaction Document.

(b) In no event will Parent or Merger Sub, whether prior to or after termination of this Agreement, seek or obtain, nor will they permit any of their Affiliates or Representatives acting on their behalf to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Company Related Party with respect to this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that Parent or Merger Sub may assert against the Company to the extent expressly provided for in this Agreement or the Confidentiality Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PRIVE PARENT, INC.

By:	/s/ Mark D. Spender
Name: Mark D. Spender
Title: President

PRIVE MERGER SUB, INC.

By:	/s/ Mark D. Spender
Name: Mark D. Spender
Title: President

[Signature Page to Agreement and Plan of Merger]

BOWMAN CONSULTING GROUP LTD.

By:	/s/ Gary Bowman
Name: Gary Bowman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

[Attached.]

Exhibit 2.1A

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE

SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOWMAN CONSULTING GROUP LTD.

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ARTICLE I

Name. The name of the corporation is “Bowman Consulting Group Ltd.” (the “Corporation”).

ARTICLE II

Registered Office. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

ARTICLE IV

Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 100, all of which shall be common stock, and the par value of each such share shall be $0.01. The Corporation is specifically authorized to issue fractional shares.

ARTICLE V

Duration. The duration of the Corporation shall be perpetual.

ARTICLE VI

Conduct of Affairs. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	Management by the Board. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”).

(2)

Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”); provided, however, that the grant of such power to the board of directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the Bylaws.

(3)

Number of Directors. The number of directors constituting the Board of Directors shall be fixed from time to time pursuant to the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)

Limitation of Directors’ Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(5)

Indemnification. The Corporation may indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(6)

Authority of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

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ARTICLE VII

Meetings and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VIII

Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

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